Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT
This THIRD AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is entered into as of July 13, 2020, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), ACF FINCO I LP, an entity managed by Ares Management, L.P., as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, “Agent”), NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation (“Borrower”), and each of the other Loan Parties (as defined in the Credit Agreement referred to below).
WHEREAS, the Borrower, the Lenders and the Agent are party to that certain Credit Agreement, dated as of August 7, 2017 (as amended, amended and restated, modified or supplemented from time to time, including hereby, the “Credit Agreement”; capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Credit Agreement), pursuant to which the Lenders agreed to make Loans, including a term loan, to the Borrower;
WHEREAS, the Borrower has requested that the Lenders extend the Maturity Date and amend certain other provisions of the Credit Agreement; and
WHEREAS, the Loan Parties have requested that the Agent and Lenders, and the Agent and Lenders are willing to, in each case subject to the satisfaction or waiver of the terms and conditions set forth herein amend certain provisions of the Credit Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
1.Amendments to Credit Agreement. Upon satisfaction or waiver of the conditions set forth in Section 2 below:
(a)    the Credit Agreement and Schedule 1.1 thereto (but not the other Schedules and Exhibits attached thereto) shall be amended to delete the bold, red stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, blue double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Credit Agreement attached as Annex A hereto.
(b)    Exhibit C-1 to the Credit Agreement is hereby amended by replacing it with the exhibit set forth on Annex B hereto.
(c)    Schedule 5.1 to the Credit Agreement is hereby amended by replacing it with the schedule set forth on Annex C hereto.
2.    Conditions to Effectiveness. The effectiveness of the amendments contained in Section 1 shall be subject to the satisfaction or waiver of the following conditions (the date on which all such conditions are satisfied or waived, the “Third Amendment Effective Date”):

(a)    The Agent shall have received each of the following documents, duly executed and delivered, and each such document shall be in full force and effect:
(i)    this Agreement; and
(ii)    an amendment to the Second Lien Credit Agreement in form and substance satisfactory to the Agent (the “Second Lien Amendment”).
(b)    The Agent shall have received a certificate from a responsible officer of the Borrower, in form and substance satisfactory to the Agent, certifying to and attaching a true, correct and complete executed copy of the Second Lien Amendment.
(c)    The Agent shall have received a certificate from a responsible officer of each Loan Party:
(i)    attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of this Agreement;
(ii)    authorizing specific officers of such Loan Party to execute the same, attesting to the incumbency and signatures of such specific officers of such Loan Party;
(iii)    attesting to copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the date hereof, which Governing Documents shall be (A) certified by the responsible officer of such Loan Party, and (B) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the date hereof) by the appropriate governmental official; provided that with respect to this clause (B) the charter documents of the Loan Parties organized in the State of North Dakota shall not be required to be certified by the appropriate governmental official;
(iv)    attesting to certificates of status with respect to each Loan Party, dated within 20 days of the date hereof, such certificates to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificates shall indicate that such Loan Party is in good standing in such jurisdiction; and
(v)    attesting to certificates of status with respect to each Loan Party, each dated within 30 days of the date hereof, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which such Loan Party’s failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;
(d)    The Agent shall have received an opinion of the Loan Parties’ counsel, in form and substance satisfactory to the Agent;
(e)    Borrower shall have paid to Agent for its own account, the fees in the amounts then due under that certain Third Amendment Fee Letter dated as of the date hereof among Agent and Borrower.

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(f)    Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions contemplated by this Agreement and the other Loan Documents, including, without limitation, (i) all outstanding fees and expenses under the Credit Agreement and the other Loan Documents, including any financial advisory fees and (ii) all reasonable and documented expenses of the Agent, Lenders, and their counsel incurred in connection with the execution of this Agreement and the transactions contemplated hereby;
(g)    The representations and warranties of the Loan Parties contained in Section 5 hereof shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Third Amendment Effective Date;
(h)    Since December 31, 2019, there shall not have occurred a Material Adverse Effect;
(i)    No Default or Event of Default shall have occurred and be continuing as of the Third Amendment Effective Date; and
(j)    All other documents and legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to the Agent.
3.    Post Closing Conditions.
(a)    On or prior to the date that is five (5) Business Days following the Third Amendment Effective Date, the Loan Parties shall deliver to the Agent (a) the charter documents of the Loan Parties organized in the State of North Dakota, certified as of a recent date (not more than 10 days prior to the date hereof) by the appropriate governmental official and (b) an opinion of the Loan Parties’ North Dakota counsel, in form and substance satisfactory to the Agent.
(b)    On or prior to December 31, 2020, the Borrower shall engage a nationally recognized investment bank or financial advisory firm to assist the Board of Directors of the Borrower, or a designated committee thereof, with the timely evaluation of potential strategic transaction alternatives.
The Loan Parties’ failure to comply with Section 3(a) or (b) shall be an Event of Default.
4.    Second Lien Amendment Consent. In accordance with Section 7(b) of the Intercreditor Agreement, the Agent and each Lender hereby consent to the terms of the Second Lien Amendment as delivered to the Agent and Lenders on the date hereof and as in effect on the date hereof.
5.    Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Agent and each Lender that the following are as of the date hereof true and correct:
(a)    Due Organization and Qualification. Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do

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business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into Agreement and each other Loan Document to which it is a party and to carry out the transactions contemplated thereby.
(b)    Due Authorization; No Conflict.
(i)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of this Agreement have been duly authorized by all necessary action on the part of such Loan Party; and
(ii)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of this Agreement do not and will not (w) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (x) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (y) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (z) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
(c)    Governmental Consents. The execution, delivery, and performance by each Loan Party of this Agreement, and the consummation of the transactions contemplated by this Agreement, do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect.
(d)    Binding Obligations. This Agreement is the legally valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(e)    Previous Representations and Warranties. The representations and warranties of Borrower and its Subsidiaries contained in the Credit Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Third Amendment Effective Date, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall

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not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).
(f)    No Default. No Default or Event of Default has occurred and is continuing as of the date hereof.
6.    Reaffirmation. Each of the Loan Parties as debtor, grantor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Loan Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (b) to the extent such Loan Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Borrower’s Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. Each of the Loan Parties hereby consents to this Agreement and acknowledges that each of the Loan Documents in effect immediately prior to giving effect to this Agreement remains in full force and effect (in each case, as amended hereby or contemplated hereby, to the extent applicable) and is hereby ratified and reaffirmed. The execution of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders, the Issuing Bank or the Agent, constitute a waiver of any provision of any of the Loan Documents, or serve to effect a novation of the Obligations.
7.    Release of Claims. In consideration of the Agent’s and Lenders’ agreements contained in this Agreement, each Loan Party hereby irrevocably releases and forever discharges the Agent and the Lenders and their respective affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Loan Party ever had or now has against Agent, any Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions prior to the date hereof of Agent, any Lender or any other Released Person relating to the Credit Agreement or any other Loan Document.
8.    Miscellaneous.
(a)    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.
(b)    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

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(c)    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
(d)    Independence of Provisions. Except as expressly provided by this Agreement, all of the terms and provisions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall not be construed as (i) a waiver or amendment of any other provision of the Credit Agreement or the other Loan Documents or for any purpose except as expressly set forth herein or (ii) a consent to any further or future action on the part of any Loan Party that would require the waiver or consent of the Lenders.
(e)    Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.
(f)    Credit Agreement. This Agreement shall be deemed a Loan Document for all purposes of the Credit Agreement and the other Loan Documents. On and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in any other Loan Document to the “Credit Agreement”, shall mean and be a reference to the Credit Agreement, as amended by this Agreement.
(g)    Governing Law. THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the date first above written.

BORROWER:

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:	/s/ Eric Bauer
Name:	Eric Bauer
Title:	Interim Chief Financial Officer

GUARANTORS:

1960 WELL SERVICES, LLC
BADLANDS POWER FUELS, LLC, a
Delaware limited liability company
BADLANDS POWER FUELS, LLC, a North
Dakota limited liability company
CLEARWATER FIVE, LLC
CLEARWATER SOLUTIONS, LLC
CLEARWATER THREE, LLC
HECKMANN WATER RESOURCES
CORPORATION
HECKMANN WATER RESOURCES (CVR),
INC.
IDEAL OILFIELD DISPOSAL, LLC
LANDTECH ENTERPRISES, L.L.C.
NUVERRA TOTAL SOLUTIONS, LLC
NUVERRA OHIO DISPOSAL LLC

By:	/s/ Eric Bauer
Name:	Eric Bauer
Title:	Treasurer

ACF FINCO I LP, as Agent and as a Lender

By:	/s/ Oleh Szczupak
Name:	Oleh Szczupak
Title:	Authorized Signer

ANNEX A
AMENDMENTS TO CREDIT AGREEMENT
[see attached]

ANNEX C
Schedule 5.1
Collateral Reporting
[see attached]

FIRST LIEN CREDIT AGREEMENT
by and among
ACF FINCO I LP,
as ~~Administrative~~ Agent,
THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,
and
NUVERRA ENVIRONMENTAL SOLUTIONS, INC.
as Borrower
Dated as of August 7, 2017
as amended on October 5, 2018
as further amended on May 13, 2020
as further amended on July 13, 2020

Page

1.	DEFINITIONS AND CONSTRUCTION.

1.1	Definitions 2

1.2	Accounting Terms 2

1.3	Code 2

1.4	Construction 2

1.5	Time References 4

1.6	Schedules and Exhibits 4

2.	LOANS AND TERMS OF PAYMENT. 4

2.1	Revolving Loans. 4

2.2	Term Loan 5

2.3	Borrowing Procedures and Settlements. 5

2.4	Payments; Reductions of Commitments; Prepayments. 12

2.5	Promise to Pay. 18

2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations. 19

2.7	Crediting Payments 22

2.8	Designated Account 22

2.9	Maintenance of Loan Account; Statements of Obligations 23

2.10	Fees. 23

2.11	Letters of Credit. 25

2.12	Incremental Facilities. 33

2.13	Capital Requirements. 35

2.14	Collections. 36

3.	CONDITIONS; TERM OF AGREEMENT. 38

3.1	Conditions Precedent to the Initial Extension of Credit 38

3.2	Conditions Precedent to all Extensions of Credit 38

3.3	[Reserved.] 39

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(continued)
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3.4	Effect of Maturity 39

3.5	Reserved 39

3.6	Conditions Subsequent 39

4.	REPRESENTATIONS AND WARRANTIES. 39

4.1	Due Organization and Qualification; Subsidiaries. 40

4.2	Due Authorization; No Conflict. 40

4.3	Governmental Consents 40

4.4	Binding Obligations; Perfected Liens. 40

4.5	Title to Assets; No Encumbrances 42

4.6	Litigation. 42

4.7	Compliance with Laws 42

4.8	No Material Adverse Effect 42

4.9	Solvency. 43

4.10	Employee Benefits 43

4.11	Environmental Condition 43

4.12	Complete Disclosure 44

4.13	Patriot Act 44

4.14	Indebtedness 44

4.15	Payment of Taxes 45

4.16	Margin Stock 45

4.17	Governmental Regulation 45

4.18	OFAC 45

4.19	Employee and Labor Matters 45

4.20	Material Contracts 46

4.21	Leases 46

4.22	Eligible Accounts 46

4.23	[Reserved.] 46

4.24	Location of Equipment 46

4.25	[Reserved.] 47

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(continued)
Page

4.26	Immaterial Subsidiaries 47

4.27	Name and Address; Properties 47

4.28	Existing Business Relationships 47

4.29	O.S.H.A 47

4.30	Second Lien Loan Documents 47

5.	AFFIRMATIVE COVENANTS. 47

5.1	Financial Statements, Reports, Certificates 48

5.2	Reporting 48

5.3	Existence 48

5.4	Maintenance of Properties 48

5.5	Taxes 49

5.6	Insurance 49

5.7	Inspection 50

5.8	Compliance with Laws 50

5.9	Environmental 50

5.10	Disclosure Updates 51

5.11	Formation of Subsidiaries 51

5.12	Further Assurances 52

5.13	Lender Meetings 53

5.14	Location of Collateral; Offices 53

5.15	Bank Products 53

5.16	Material Contracts 53

5.17	Name Change; Organizational Change; Creation of Affiliates 53

5.18	[Reserved]. 54

5.19	Updated Borrowing Base Certificate 54

5.20	Financial Advisor. 54

5.21	Subsequent Deposits 54

5.22	PPP Loan Requirement Compliance 54

5.23	PPP Loan Forgiveness 54

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(continued)
Page

5.24	Voluntary Prepayment of PPP Loans 55

5.25	PPP Deposit Account Subject to Control Agreement 55

6.	NEGATIVE COVENANTS. 55

6.1	Indebtedness 55

6.2	Liens 55

6.3	Restrictions on Fundamental Changes 55

6.4	Disposal of Assets 56

6.5	Nature of Business 56

6.6	Prepayments; Amendments; Settlements 56

6.7	Restricted Payments 57

6.8	Accounting Methods 58

6.9	Investments 58

6.10	Transactions with Affiliates 58

6.11	Use of Proceeds 59

6.12	Limitation on Issuance of Equity Interests 59

6.13	Immaterial Subsidiaries 59

6.14	Holding Company 60

6.15	Removal of Collateral 60

6.16	Burdensome Agreement 60

6.17	Capital Expenditures 60

6.18	PPP Loans 61

7.	FINANCIAL COVENANTS. 61

8.	EVENTS OF DEFAULT. 63

8.1	Payments 63

8.2	Covenants 63

8.3	Judgments 64

8.4	Voluntary Bankruptcy, etc 64

8.5	Involuntary Bankruptcy, etc 64

8.6	Default Under Other Agreements 65

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(continued)
Page

8.7	Representations, etc 65

8.8	Guaranty 65

8.9	Security Documents 65

8.10	Loan Documents 65

8.11	Change of Control 65

8.12	Subordination Provisions 66

8.13	Settlement Payments 66

9.	RIGHTS AND REMEDIES. 66

9.1	Rights and Remedies 66

9.2	Remedies Cumulative 67

10.	WAIVERS; INDEMNIFICATION. 67

10.1	Demand; Protest; etc 67

10.2	The Lender Group’s Liability for Collateral 67

10.3	Indemnification 67

11.	NOTICES. 69

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION. 71

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS. 72

13.1	Assignments and Participations. 72

13.2	Successors 77

14.	AMENDMENTS; WAIVERS. 77

14.1	Amendments and Waivers. 77

14.2	Replacement of Certain Lenders. 79

14.3	No Waivers; Cumulative Remedies 80

15.	AGENT; THE LENDER GROUP. 80

15.1	Appointment and Authorization of Agent 80

15.2	Delegation of Duties 81

15.3	Liability of Agent 82

15.4	Reliance by Agent 82

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(continued)
Page

15.5	Notice of Default or Event of Default 82

15.6	Credit Decision 83

15.7	Costs and Expenses; Indemnification 83

15.8	Agent in Individual Capacity 84

15.9	Successor Agent 85

15.10	Lender in Individual Capacity 85

15.11	Collateral Matters. 86

15.12	Restrictions on Actions by Lenders; Sharing of Payments. 87

15.13	Agency for Perfection 88

15.14	Payments by Agent to the Lenders 88

15.15	Concerning the Collateral and Related Loan Documents 88

15.16	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information 89

15.17	Several Obligations; No Liability 90

16.	WITHHOLDING TAXES. 90

16.1	Payments 90

16.2	Exemptions. 91

16.3	Reductions. 92

16.4	Refunds 93

17.	GENERAL PROVISIONS. 93

17.1	Effectiveness 93

17.2	Section Headings 93

17.3	Interpretation 93

17.4	Severability of Provisions 94

17.5	[Reserved] 94

17.6	Debtor-Creditor Relationship 94

17.7	Counterparts; Electronic Execution 94

17.8	Revival and Reinstatement of Obligations; Certain Waivers 94

17.9	Confidentiality. 95

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(continued)
Page

17.10	Survival 97

17.11	Patriot Act 97

17.12	Integration 97

17.13	No Setoff 97

17.14	Intercreditor Agreement 97

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EXHIBITS AND SCHEDULES
Exhibit A-1    Form of Assignment and Acceptance
Exhibit B-1    Form of Borrowing Base Certificate
Exhibit C-1    Form of Compliance Certificate
Exhibit P-1    Form of Perfection Certificate
Schedule A-1    Agent’s Account
Schedule A-2    Authorized Persons
Schedule C-1    Commitments
Schedule D-1    Designated Account
Schedule E-1    Locations of Eligible Equipment
Schedule E-2    Existing Letters of Credit
Schedule E-3    List of Certificated Equipment Unperfected on the Closing Date
Schedule P-1    Permitted Dispositions
Schedule P-2    Permitted Investments
Schedule P-3    Permitted Liens
Schedule R-1    Real Property Collateral
Schedule 1.1    Definitions
Schedule 3.1    Conditions Precedent
Schedule 3.6    Post-Closing Items
Schedule 4.1(b)    Capitalization of Borrower
Schedule 4.1(c)    Capitalization of Borrower’s Subsidiaries
Schedule 4.1(d)    Subscriptions, Options, Warrants, Calls
Schedule 4.6(b)    Litigation
Schedule 4.11    Environmental Matters
Schedule 4.14    Permitted Indebtedness
Schedule 4.20    Material Contracts
Schedule 4.26    Liabilities of Nuverra Rocky Mountain
Schedule 4.27    Other Names and Properties
Schedule 4.28    Existing Business Relationships
Schedule 5.1    Financial Statements, Reports, Certificates
Schedule 5.2    Collateral Reporting
Schedule 5.14    Locations of Collateral; Chief Executive Offices
Schedule 6.5    Nature of Business
Schedule 6.16    Burdensome Agreements

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FIRST LIEN CREDIT AGREEMENT
THIS FIRST LIEN CREDIT AGREEMENT (this “Agreement”), is entered into as of August 7, 2017, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), ACF FINCO I LP, an entity managed by Ares Management, L.P., as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, “Agent”), and NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation (“Borrower”).
WHEREAS, Borrower and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”), commenced voluntary bankruptcy cases on April 30, 2017 under Chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which proceedings are jointly administered under case number 17-10949 (KJC) (the “Bankruptcy Cases”);
WHEREAS, on the Closing Date, following the end of the stay period as described in that certain Findings of Fact, Conclusions of Law and Order Approving (i) the Adequacy of the Disclosure Statement; (ii) Prepetition Solicitation Procedures; and (iii) Confirmation of the Prepackaged Plan, entered by the Bankruptcy Court on July 25, 2017 (the “Order”) in connection with the Bankruptcy Cases, and subject to the conditions set forth herein, the Lenders extended to Borrower (a) a $30,000,000 senior secured revolving credit facility and (b) a $15,000,000 senior secured term loan facility (1) to repay obligations outstanding under (II) that certain Amended and Restated Credit Agreement, dated as of February 3, 2014 (as amended, modified or supplemented prior to the date hereof, the “Prepetition ABL Credit Agreement”), among Borrower, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent and (II) the Debtor-in-Possession Credit Agreement, dated as of April 30, 2017 (as amended, modified or supplemented prior to the date hereof, the “DIP ABL Credit Agreement”), among such Debtors, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent, (2) to make certain payments as provided in the Approved Plan (as defined below), (3) to pay costs and expenses incurred in connection with the Approved Plan, and (4) for working capital, transaction expenses and other general corporate purposes; and
WHEREAS, the Borrower has requested that the Lenders amend this Agreement on the First Amendment Effective Date (as defined below) to, among other things, provide for an additional term loan in an aggregate principal amount of $10,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions prior to giving effect to such Accounting Change and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.
1.3    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c)  the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (d) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than unasserted contingent indemnification Obligations, and (e) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
1.6    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
2.    LOANS AND TERMS OF PAYMENT.
2.1    Revolving Loans.
(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (all such loans and Incremental Revolving Loans, collectively, the “Revolving Loans”) to Borrower under a revolving credit facility in an amount at any one time outstanding not to exceed the lesser of:
(i)    such Lender’s Revolver Commitment, or
(ii)    such Lender’s Pro Rata Share of an amount equal to the lesser of:
(A)    the amount equal to (1) the Maximum Revolver Amount less (2) the Letter of Credit Usage at such time, and
(B)    the amount equal to the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrower to Agent, as adjusted by Agent for Reserves established by Agent from time to time) less the Letter of Credit Usage at such time.
(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves against the Borrowing Base or the Maximum Revolver Amount. The amount of any Reserve shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such Reserve and shall not be duplicative of any other reserve established and currently maintained. Agent shall endeavor to give Borrower concurrent notice of the implementation of any reserve but shall not be liable for the failure to do so and the failure to do so shall not affect the validity of such reserve.
2.2    Term Loan.
(a)    Subject to the terms and conditions of this Agreement, on the Closing Date, each Lender with an Initial Term Loan Commitment made a term loan (the “Initial Term Loan”) to Borrower in an aggregate principal amount equal to such Lender’s Pro Rata Share of the Initial Term Loan Commitments. The aggregate Initial Term Loan Commitments of all Lenders as of the Closing Date was $15,000,000.
(b)    Subject to the terms and conditions of this Agreement, on the First Amendment Effective Date, each Lender with a First Amendment Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make a term loan (the “First Amendment Term Loan”; and together with the Initial Term Loan, collectively, the “Term Loans” and each, individually, a “Term Loan”) to Borrower in an aggregate principal amount equal to such Lender’s Pro Rata Share of the First Amendment Term Loan Commitments. The aggregate First Amendment Term Loan Commitments of all Lenders as of the Closing Date is $10,000,000.
(c)    The outstanding principal of the Term Loans shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
November 1, 2018, and on the first day of every calendar month thereafter prior to the Maturity Date	$297,619.05
The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loans shall be due and payable on the earlier of (1) the Maturity Date, and (2) the date of the acceleration of the Term Loans in accordance with the terms hereof. Any principal amount of the Term Loans that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loans shall constitute Obligations.
2.3    Borrowing Procedures and Settlements.

(a)    Procedure for Borrowing Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent and received by Agent no later than 12:00 p.m. Eastern on the Business Day that is three (3) Business Days prior to the requested Funding Date, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 12:00 p.m. Eastern on the applicable Business Day. With respect to each request for a Borrowing pursuant to this Section 2.3(a), each Lender agrees that Agent may in Agent’s sole discretion, but Agent shall not be obligated to, make such requested Borrowing to Borrower on behalf of the Lenders as an Interim Advance.
(b)    [Reserved.]
(c)    Making of Loans.
(i)    After receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent at its option and in its discretion shall do either of the following:
(A)    in Agent’s sole discretion, advance the amount of the requested Borrowing to Borrower disproportionately (an “Interim Advance”) out of the Agent’s own funds on behalf of Lenders, which advance shall be on the Funding Date specified in the relevant request for a Borrowing, and thereby elect settlement in accordance with clause (e) below such that, upon such settlement, each Lender’s share of the Lender’s funded portion of the Loans (including the amount of any such Interim Advance settled on such date) equals, at all times, such Lender’s Pro Rata Share of the outstanding Loans. With proceeds of Interim Advances, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account. Agent shall charge to the Loan Account usual and customary fees for the wire transfer of each Borrowing. All Interim Advances made under this Section 2.3(c)(i)(A) shall be subject to Settlement in accordance with Section 2.3(e) below; it being understood that all payments on any such Interim Advances shall be payable solely to Agent until Settlement thereof shall have occurred. For the avoidance of doubt, all Interim Advances constitute Loans hereunder; or
(B)    notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent by 1:00 p.m. on the Business Day that is three (3) Business Days prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one (1) Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Loans from the Lenders, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date. Agent shall charge to the Loan Account usual and customary fees for the wire transfer of each Borrowing.
(ii)    Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrower such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrower such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.
(d)    Protective Advances and Optional Overadvances.
(i)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3.2 are not satisfied, Agent hereby is authorized by Borrower and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrower, on behalf of the Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, no Protective Advance shall be made which would cause (A) the aggregate amount of all Protective Advances outstanding at any one time to exceed 10% of the Maximum Revolver Amount unless the Required Lenders otherwise agree or (B) the aggregate amount of Revolver Usage outstanding at any one time to exceed the Maximum Revolver Amount.
(ii)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent, and Agent may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans to Borrower notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 10% of the Maximum Revolver Amount (unless Required Lenders agree to a higher amount), and (B) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that an Overadvance exists, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to eliminate the Overadvance within 30 days. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrower, which shall continue to be bound by the provisions of Section 2.4(e). Each Lender with a Revolver Commitment shall be obligated to make Revolving Loans in accordance with Section 2.3(c) in, or settle Overadvances made by Agent with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for, the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.
(iii)    Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder. Prior to Settlement with respect to Extraordinary Advances, all payments on the Extraordinary Advances made by Agent, including interest thereon, shall be payable to Agent solely for its own account. The

Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent and the Lenders and are not intended to benefit Borrower (or any other Loan Party) in any way.
(iv)    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to 10% of the Maximum Revolver Amount (unless Required Lenders otherwise agree to a higher amount).
(e)    Settlement. It is agreed that each Lender’s funded portion of the Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Loans. Such agreement notwithstanding, Agent and the Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Loans (including the Interim Advances and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:
(i)    Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) for itself, with respect to the outstanding Interim Advances and Extraordinary Advances, and (2) with respect to Borrower’s or its Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Loans (including Interim Advances and Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Loans (including Interim Advances and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Loans (including Interim Advances and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Loans (including Interim Advances and Extraordinary Advances), and (z) if the amount of the Loans (including Interim Advances and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Loans (including Interim Advances and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Loans (including Interim Advances and Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Interim Advances or Extraordinary Advances. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii)    In determining whether a Lender’s balance of the Loans (including Interim Advances and Extraordinary Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Loans (including Interim Advances and Extraordinary Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.
(iii)    Between Settlement Dates, Agent, to the extent Interim Advances or Extraordinary Advances for the account of Agent are outstanding, may apply any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Loans, to the Interim Advances and Extraordinary Advances. During the period between Settlement Dates, Agent with respect to Interim Advances and Extraordinary Advances, and each Lender with respect to the Loans other than Interim Advances and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Agent, or the Lenders, as applicable.
(iv)    Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f)    Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Loans owing to each Lender, and Interim Advances and/or Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g)    Defaulting Lenders. Notwithstanding the provisions of Section 2.4(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Agent to the extent of any Interim Advances and Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Default Lender, (B) second, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) fourth, in Agent’s sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower (upon the request of Borrower and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (E) fifth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrower shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrower). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
(h)    Independent Obligations. All Loans (other than Interim Advances and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4    Payments; Reductions of Commitments; Prepayments.
(a)    Payments by Borrower.
(i)    Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)    Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required to), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b)    Apportionment and Application.

(i)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.4(b)(iv) and Section 2.4(e), all payments to be made hereunder by Borrower shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Loans outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(ii)    At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,
(B)    second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,
(C)    third, to pay interest due in respect of all Protective Advances until paid in full,
(D)    fourth, to pay the principal of all Protective Advances until paid in full,
(E)    fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
(F)    sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,
(G)    [reserved],
(H)    [reserved],

(I)    seventh, ratably, to pay interest accrued in respect of the Loans (other than Protective Advances) until paid in full,
(J)    eighth, ratably
i.    ratably, to pay the principal of all Revolving Loans until paid in full,
ii.    to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and
iii.    to pay the outstanding principal balance of the Term Loans (in the order of priority set forth in Section 2.4(b)(ii)(I)) until the Term Loans are paid in full,
(K)    ninth, to pay any other Obligations other than Obligations owed to Defaulting Lenders,
(L)    tenth, ratably to pay any Obligations owed to Defaulting Lenders; and
(M)    eleventh, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(iv)    In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(v)    For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, any premium or prepayment penalty, Liquidated

Damages and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vi)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c)    Reduction of Commitments.
(i)    Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrower may reduce the Revolver Commitments, subject to payment of Liquidated Damages in accordance with Section 2.10(e), to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrower under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 2.11(a). Each such reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 10 Business Days prior written notice to Agent, and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.
(ii)    Term Loan Commitments. The Initial Term Loan Commitments terminated upon the making of the Initial Term Loan on the Closing Date. The First Amendment Term Loan Commitments shall terminate upon the making of the First Amendment Term Loan on the First Amendment Effective Date.
(d)    Optional Prepayments. Borrower may prepay the Loans at any time, in whole or in part, plus the applicable Liquidated Damages, plus accrued and unpaid interest on the principal amount being prepaid to the prepayment date and all fees, costs, expenses and other amounts related thereto. Each prepayment of the Term Loans shall be applied to the remaining installments of principal due on the Term Loans pro rata among such remaining installments. No prepayment of Revolving Loans under this clause (d) shall result in a permanent reduction of the Revolver Commitments.

(e)    Mandatory Prepayments.
(i)    Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds (B) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrower to Agent (as adjusted by Agent for Reserves established by Agent from time to time), then Borrower shall immediately prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess.
(ii)    Dispositions.
(A)    Within three (3) Business Days of the date of receipt (or if an Event of Default has occurred and is continuing and Agent has exercised dominion over the Loan Parties’ Deposit Accounts, concurrently with receipt) by Borrower or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Borrower or any of its Subsidiaries of any Accounts, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds received by such Person in connection with such sales or dispositions; and
(B)    Within three (3) Business Days of the date of receipt (or if an Event of Default has occurred and is continuing and Agent has exercised dominion over the Loan Parties’ Deposit Accounts, concurrently with receipt) by Borrower or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Borrower or any of its Subsidiaries of any assets other than Accounts (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (b), (c), (d), (e), (j), (k), (l), (m), or (n) of the definition of Permitted Dispositions), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrower shall have given Agent written notice of Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrower or its Subsidiaries within 180 days after the initial receipt of such monies (or to enter into a binding commitment thereof within said 180 day period), (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies (or, in the case of such binding commitment, subsequently complete such replacement, purchase, or construction within an additional 90 days thereafter), then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of such Loan Party unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f)(ii); provided, however, that Borrower shall not have the right to use any Net Cash Proceeds in excess of $15,000,000 (or such greater amount as agreed to by Agent in writing in its sole discretion) in the aggregate to make such replacements, purchases or construction in any given Fiscal Year.
(C)    Nothing contained in this Section 2.4(e)(ii) shall permit Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.
(iii)    Extraordinary Receipts. Within three (3) Business Days of the date of receipt (or if an Event of Default has occurred and is continuing and Agent has exercised dominion over the Loan Parties’ Deposit Accounts, concurrently with receipt) is in effect concurrently with receipt) by Borrower or any of its Subsidiaries of any Extraordinary Receipts, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.
(iv)    Indebtedness. Within three (3) Business Days of the date of incurrence (or if an Event of Default has occurred and is continuing and Agent has exercised dominion over the Loan Parties’ Deposit Accounts, concurrently with receipt) by Borrower or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.
(v)    Professional Fee Account Funds. Concurrently with receipt by Borrower or any of its Subsidiaries of any funds released from the Professional Fee Account, Borrower shall prepay the Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such funds.
(vi)    Specified Contribution. Concurrently with receipt by Borrower of a Specified Contribution, Borrower shall prepay the outstanding principal amount of the Term Loans in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Specified Contribution.
(vii)    Term Loan Limit. If, at any time, (A) the outstanding principal amount of the Term Loans on such date exceeds (B) the Term Loan Limit, then Borrower shall immediately prepay the Obligations in accordance with Section 2.4(f)(ii) in an aggregate amount equal to the amount of such excess.

(viii)    Capital Leases. Prior to the second (2nd) anniversary of the First Amendment Effective Date, or, with respect to any vehicles acquired during the period commencing January 1, 2020 and ending on December 31, 2020 pursuant to clause (iii) of the definition of Permitted Purchase Money Indebtedness, concurrently with the Acquisition of any vehicle subject to a Capital Lease, the Borrower shall prepay the outstanding principal amount of the Term Loans in accordance with Section 2.4(f)(ii) in an amount equal to the greater of (x) $20,000 and (y) the value of similar vehicles of the type so acquired that the Borrower or any of its Subsidiaries have recently sold or otherwise disposed of in the relevant market.
(ix)    Third Amendment Prepayment. On the Third Amendment Effective Date, Borrower shall prepay the outstanding Term Loans in an aggregate principal amount equal to $2,500,000.
(f)    Application of Payments.
(i)    Each prepayment pursuant to Section 2.4(e)(i) or Section 2.4(e)(v) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).
(ii)    Each other prepayment pursuant to Section 2.4(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the remaining installments of principal due on the Term Loans pro rata among such remaining installments; provided that the prepayment pursuant to Section 2.4(e)(ix) shall be applied to the installments of principal due on the Term Loans in the inverse order of maturity, second, to the outstanding principal amount of the Revolving Loans until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).
(iii)    No prepayment applied to the Revolving Loans or to cash collateralize Letter of Credit Usage under Section 2.4(f)(i) shall result in a reduction in the Maximum Revolver Amount; provided, that if an Event of Default exists, Required Lenders may elect for any such prepayment under Section 2.4(f)(ii) to result in a permanent reduction of the Maximum Revolver Amount.
2.5    Promise to Pay.
(a)    Borrower agrees to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that (A) any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii) and (B) Agent is authorized and directed to deduct and retain sufficient amounts from any deposits paid by Borrower to the Agent on or prior to the Closing Date or pursuant to Section 5.21, as applicable; Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement. Borrower agrees that (i) its obligations contained in the first sentence of this Section 2.5 shall survive payment or satisfaction in full of all other Obligations and (ii) all payments of the Lender Group Expenses shall be nonrefundable under all circumstances.
(b)    Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrower shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrower. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.
2.6    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a)    Interest Rates. Except as provided in Section 2.6(c),
(i)    all Revolving Loans and other Obligations (except for undrawn Letters of Credit and the Term Loans) shall bear interest at a per annum rate equal to the LIBOR Rate plus 5.25%, and
(ii)    the Term Loans shall bear interest at a per annum rate equal to the LIBOR Rate plus 7.25%.
(b)    Letter of Credit Fee. Borrower shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the rate then applicable to Revolving Loans hereunder on the average daily amount of the Letter of Credit Usage during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which there ceases to be Letter of Credit Usage.

(c)    Default Rate. Upon the occurrence and during the continuation of (A) an Event of Default described in Section 8.4 or Section 8.5, automatically, and (B) any other Event of Default, at the election of Agent in its sole discretion,
(i)    all Loans, and Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof, shall bear interest at a per annum rate equal to three (3) percentage points above the per annum rate otherwise applicable thereunder, and
(ii)    the Letter of Credit Fee shall be increased to three (3) percentage points above the per annum rate otherwise applicable hereunder.
(d)    Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest, all Letter of Credit Fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Loans hereunder, (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10 (a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k), (G) as and when incurred or accrued, all other Lender Group Expenses, and (H) as and when due and payable, all other payment obligations payable under any Loan Document. All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans.
(e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

(f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
(g)    Inability to Determine Interest Rate. If, at any applicable time, the basis for determining the LIBOR Rate ceases to be reported on the applicable page of the Reuters screen and if Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Lenders) that, by reason of circumstances affecting the relevant market, other adequate and reasonable means do not exist for ascertaining the interest rate applicable to the offering of Dollar deposits to major banks in the London interbank eurodollar market for the applicable period, then Agent shall forthwith give notice thereof to Borrower. If such notice is given, (i) the interest rate applicable to (A) the Revolving Loans and other Obligations shall be the Prime Rate plus 4.25% and (B) the Term Loans shall be the Prime Rate plus 6.25%, in each case determined and effective immediately, (ii) each reference herein to the “LIBOR Rate” shall be deemed thereafter to be a reference to the Prime Rate, and (iii) subject to Section 2.6(i), such substituted rate shall thereafter be determined by Agent in accordance with the terms hereof. Until notice contemplated by Section 2.6(i) is furnished by Agent, the LIBOR Rate shall not apply to any Loan or any other Obligations.
(h)    LIBOR Rate Unlawful or Impractical. In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans bearing interest at the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit the notice to each other Lender and (i) in the case of any outstanding Loans of such Lender bearing interest at the LIBOR Rate, the date specified in such Lender’s notice shall be deemed to be the last day such Loans shall bear interest at the LIBOR Rate, and interest upon the Loans of such Lender thereafter shall accrue interest at the Prime Rate and (y) such Prime Rate shall continue to be applicable to the Obligations until such Lender determines that it would no longer be unlawful or impractical to fund or maintain Loans bearing interest at the LIBOR Rate.

(i)    Reinstatement of LIBOR Rate. If there has been at any time an interest rate substituted for the LIBOR Rate in accordance with this Section 2.6 and if in the reasonable opinion of Agent, the circumstances causing such substitution have ceased, then Agent shall promptly notify Borrower in writing of such cessation, and thereafter the LIBOR Rate shall be determined as originally defined hereby. Nevertheless, thereafter the provisions of Section 2.6(a), Section 2.6(g) and Section 2.6(h) shall continue to be effective.
(j)    Special Provisions Applicable to LIBOR Rate. The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the Loans of such Lender with respect to which such adjustment is made.
2.7    Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. Available amounts in a Deposit Account subject to a control agreement shall be given credit for purposes of calculating interest two (2) Business Days after such collections are received by Agent.
2.8    Designated Account. Agent is authorized to make the Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Loans requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.9    Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Loans (including Interim Advances and Extraordinary Advances) made by Agent or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued or arranged by Issuing Bank for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account. Agent shall make available to Borrower monthly statements regarding the Loan Account, including the principal amount of the Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in such statement.
2.10    Fees.
(a)    Agent Fees. Borrower shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(b)    Unused Line Fee. Borrower shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the Average Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable monthly in arrears on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.
(c)    Collateral Monitoring Fee. Borrower shall pay to Agent monthly a collateral monitoring fee (the “Collateral Monitoring Fee”) in an amount equal to 0.25% of the Maximum Facility Amount. The Collateral Monitoring Fee shall be due and payable monthly in advance on the first day of each month from and after the Closing Date, commencing with the such date after the Closing Date, until the Obligations are paid in full and on the date on which the Obligations are paid in full. Upon the occurrence and during the continuation of a Default or Event of Default, Agent may, in its sole discretion, increase the monthly Collateral Monitoring Fee by an additional 0.25% per annum.
(d)    Field Examination and Other Fees. Borrower shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable; provided, that for so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Agent for more than (A) two field examinations in any twelve month period, (B) two appraisals on Equipment in any twelve month period and (C) one appraisal on all other asset categories in any twelve month period; provided that any additional field examinations or appraisals required by Agent in any given twelve month period shall be performed at the expense of Agent; and, provided, further, that if a Default or Event of Default shall have occurred and be continuing, Agent may conduct additional field examinations and appraisals at Borrower’s expense. For the avoidance of doubt, the reimbursement limitations set forth in this clause (d) shall not apply to field examinations and appraisals conducted in connection with a Permitted Acquisition.
(e)    Liquidated Damages.
(i)    If at any time (x) Borrower (1) prepays all or any portion of the principal amount of the Term Loans (other than pursuant to Section 2.2, Section 2.4(e)(v), Section 2.4(e)(vi), Section 2.4(e)(vii), or Section 2.4(e)~~(vii)~~(ix))[~~,~~] (2) reduces all or any portion of, or terminates, the Revolver Commitment or the Revolving Facility, or (3) fails to pay the outstanding Obligations in full on the Maturity Date, or (y) pursuant to the terms of this Agreement or any other Loan Document, either (I) Agent or any Lender demands repayment of the outstanding Obligations in whole or in part, (II) Agent or any Lender reduces or terminates the Revolver Commitments or the Revolving Facility, or (III) repayment of the outstanding Obligations are otherwise accelerated in whole or in part, then at the time of such repayment, prepayment, demand or acceleration, and in addition to the principal balance of the Loans being prepaid, all accrued and unpaid interest thereon, all fees, costs, expenses and other amounts payable to Agent and the Lenders in connection with the Loans, and all other Obligations paid to Agent and the Lenders under this Agreement and the other Loan Documents required to be paid at such time, Borrower shall pay liquidated damages to Agent and the Lenders in an amount equal to the product of (A) and (B) below (the “Liquidated Damages”):
(A)    (1) if such prepayment, repayment, demand, acceleration or failure to pay on the Maturity Date relates to the Term Loans in whole or in part, the outstanding principal amount of the Term Loans being prepaid or not paid, as applicable, plus (2) if such prepayment, repayment, demand, reduction, termination, acceleration or failure to pay on the Maturity Date relates to the Revolving Facility or the Revolver Commitment, the amount of such prepayment, repayment or demand or such reduction or, in the case of the termination, acceleration or failure to pay on the Maturity Date, of the Revolving Facility or Revolver Commitment, the aggregate outstanding Revolver Usage amount;
multiplied by
(B)    (1) three percent (3.00%) if such prepayment, repayment, demand, reduction, termination or acceleration occurs on or prior to the first (1st) anniversary of the First Amendment Effective Date, (2) two percent (2.00%) if such prepayment, repayment, demand, reduction or acceleration occurs after the first (1st) anniversary of the First Amendment Effective Date but [~~on or[~~ prior to [~~the second (2nd) anniversary of the First Amendment Effective Date]~~ October 1, 2021, and (3) one percent (1.00%) if such prepayment, repayment, demand, reduction, termination or acceleration occurs on or after [~~the second (2nd) anniversary of the First Amendment Effective Date]~~ October 1, 2021 (but not on the Maturity Date, so long as the Obligations are paid in full on such date).
(ii)    Borrower’s election to prepay the Term Loans in whole or in part shall be delivered to Agent in writing (a “Principal Reduction Notice”) at least twenty (20) calendar days prior to the date of such prepayment. A Principal Reduction Notice shall be irrevocable when delivered to Agent.
(iii)    Borrower acknowledges and agrees that (A) it would be difficult or impractical to calculate the Lender Group’s actual damages from the prepayment of the Term Loans and/or early termination of the Revolving Facility or reduction or termination of the Revolver Commitment and the Lender Group’s compensation from Loans hereunder following such early termination or reduction, (B) the liquidated damages provided above are intended to be fair and reasonable approximations of such damages, and (C) the liquidated damages are not intended to be penalties.
2.11    Letters of Credit.
(a)    Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested Letter of Credit for the account of Borrower (it being understood that, notwithstanding that such Letter of Credit shall be for the account of Borrower, it may be issued for the benefit or support of any Loan Party). By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made on a Business Day in writing by an Authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit,

(C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Bank’s records of the content of any such request will be conclusive.
(b)    Issuing Bank shall not issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:
(i)    the Letter of Credit Usage would exceed $5,000,000, or
(ii)    the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans, or
(iii)    the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans at such time.
(c)    [Reserved].
(d)    Any Issuing Bank (other than Agent or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until Agent advises any such Issuing Bank that the provisions of Section 3.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Bank may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrower shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder and, for the avoidance of doubt, shall constitute Revolver Usage (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.
(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrower had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)    Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each other Indemnified Person (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:
(i)    any Letter of Credit or any pre-advice of its issuance;
(ii)    any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;
(iii)    any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;
(iv)    any independent undertakings issued by the beneficiary of any Letter of Credit;
(v)    any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;
(vi)    an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;
(vii)    any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;
(viii)    the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;
(ix)    Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or
(x)    the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;
in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit

Indemnified Costs may be finally determined in a non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrower hereby agrees to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrower under this Section 2.11(f) are unenforceable for any reason, Borrower agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(g)    The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrower that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrower’s aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrower to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Revolving Loans hereunder. Borrower shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.
(h)    Borrower is responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrower. Borrower is solely responsible for the suitability of the Letter of Credit for Borrower’s purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrower does not at any time want such Letter of Credit to be renewed, Borrower will so notify Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.
(i)    Borrower’s reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:
(i)    any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;
(ii)    payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)    Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(iv)    Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(v)    the existence of any claim, set-off, defense or other right that Borrower or any other Person may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person;
(vi)    any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, Borrower’s reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or
(vii)    the fact that any Default or Event of Default shall have occurred and be continuing;
provided, however, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrower to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j)    Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrower for, and Issuing Bank’s rights and remedies against Borrower and the obligation of Borrower to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:
(i)    honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)    acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)    the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);
(v)    acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)    any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrower;
(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between the beneficiary and Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)    assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)    payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;
(x)    acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)    honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;
(xii)    dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xiii)    honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(k)    Borrower shall pay immediately upon demand to Agent as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit of 0.25% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Agent and/or Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).
(l)    If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
(ii)    there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Revolving Loans hereunder; provided, that (A) Borrower shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(m)    Unless otherwise expressly agreed by Issuing Bank and Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.
(n)    In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.
2.12    Incremental Facilities.
(a)    Requests. Borrower may, by written notice to Agent (each, an “Incremental Facility Request”), request increases in the Revolver Commitment (each, an “Incremental Revolver Commitment” and the loans thereunder, “Incremental Revolving Loans”; each Incremental Revolver Commitment is sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”) in Dollars in an aggregate amount not to exceed $20,000,000 for all such Incremental Facilities such that the aggregate Revolver Commitment will not exceed $50,000,000 at any time; provided that no commitment of any Lender shall be increased without the consent of such Lender. Such notice shall set forth (i) the amount of the Incremental Revolver Commitment being requested (which shall be in a minimum amount of $1,000,000 and multiples of $1,000,000 in excess thereof), and (ii) the date (an “Incremental Effective Date”) on which such Incremental Facility is requested to become effective (which, unless otherwise agreed by Agent, shall not be less than ten (10) Business Days nor more than sixty (60) days after the date of such notice).

(b)    Lenders. Upon delivery of the applicable Incremental Facility Request, such Incremental Facility shall be offered to all Lenders pro rata according to the respective outstanding principal amounts of the Revolving Loans and Revolver Commitments held by each Lender. If the applicable Lenders do not accept the offered Incremental Facility in its entirety on a pro rata basis within five (5) Business Days of such offer, that portion of the Incremental Facility not accepted by such Lenders shall be offered to the accepting Lenders on a non-pro rata basis; provided, that no existing Lender will have any obligation to provide all or any portion of such Incremental Facilities. If the accepting Lenders do not elect to increase their Revolver Commitments on a non-pro rata basis, Borrower may offer the Incremental Facility to other Persons satisfying the requirements of Section 13.1.
(c)    Conditions. No Incremental Facility shall become effective under this Section 2.12(c) unless, (i) after giving effect to such Incremental Facility, the Loans to be made thereunder (and assuming that the entire amount of such Incremental Revolver Commitment is funded), and the application of the proceeds therefrom, (A) no Default or Event of Default shall exist or result therefrom, (B) Borrower shall have paid the Lenders providing such Incremental Facility an upfront fee in an amount to be mutually agreed, (C) the Collateral Monitoring Fee required by Section 2.10(c) hereof shall be increased in proportion to the increase in the Revolver Commitment represented by such Incremental Facility, (D) the Lenders providing such Incremental Facility shall be satisfactory to Agent in its reasonable discretion and (E) Agent shall have received a certificate of an Authorized Officer of Borrower certifying as to the foregoing.
(d)    Term. Any Incremental Revolving Loans shall be on the same terms (including maturity date, interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), and any arrangement, structuring and underwriting fees paid or payable with respect to such increase) as, and pursuant to documentation applicable to, the initial Revolving Loans.
(e)    Requested Amendments. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility, this Agreement may be amended to the extent (but only to the extent) necessary to reflect the existence of such Incremental Facility and the Loans evidenced thereby, and any joinder agreement or amendment may without the consent of the other Lenders effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and Borrower, to effectuate the provisions of this Section 2.12, and, for the avoidance of doubt, this Section 2.12(e) shall supersede any provisions in Section 13.1. From and after each Incremental Effective Date, the Revolving Loans and Revolver Commitments established pursuant to this Section 2.12 shall constitute Revolving Loans and Revolver Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Security

Documents. The Loan Parties shall take any actions reasonably required by Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Revolving Loans and Revolver Commitments, including, without limitation, compliance with Section 5.1.
2.13    Capital Requirements.
(a)    If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital as a consequence of Issuing Bank’s or such Lender’s commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.6(j) or Section 2.11(l) or amounts under Section 2.13(a) or sends a notice under Section 2.6(h) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.6(j), Section 2.11(l), or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining Loans bearing interest at the LIBOR Rate and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.6(j), Section 2.11(l), or Section 2.13(a), as applicable, or to enable Borrower to obtain Loans bearing interest at the LIBOR Rate, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.6(j), Section 2.11(l), or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.6(j), Section 2.11(l), or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain Loans bearing interest at the LIBOR Rate, may designate a different Issuing Bank or substitute a Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.
(c)    Notwithstanding anything herein to the contrary, the protection of Sections 2.6(h), 2.6(j), 2.11(l), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
2.14    Collections.
(a)    The Loan Parties shall establish and maintain cash management services of a type, number, with a financial institution and on terms, in each case, reasonably satisfactory to

Agent (each a “Collection Account” and, collectively, the “Collection Accounts”). Each Loan Party shall take reasonable steps to (A) ensure that all of its Account Debtors forward payment of the amounts owed by such Account Debtors directly to a Collection Account or to a Blocked Account, and (B) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of the Loan Parties’ collections and proceeds of Collateral (including those sent directly by Account Debtors to any Loan Party) into a Collection Account or to a Blocked Account. Each Deposit Account (excluding any Excluded Account but including each Collection Account) of a Loan Party and each Securities Account of a Loan Party shall be subject to a Control Agreement among such Loan Party, the applicable bank or securities intermediary, the Agent and the Second Lien Agent, and no Loan Party will permit any Investment consisting of cash, Cash Equivalents or amounts credited to a Deposit Account (excluding any Excluded Account) or a Securities Account to be maintained in a Deposit Account or Securities Account unless such Deposit Account or Securities Account, as applicable, is subject to a Control Agreement among such Loan Party, the applicable bank or securities intermediary, and Agent. Collected funds in the Collection Accounts shall be deposited into a lockbox account with a financial institution satisfactory to Agent and subject to Agent’s sole dominion and control (including, but not limited to the sole power of withdrawal) (each, a “Blocked Account”). The agreement(s) relating to the Blocked Account between Agent, such financial institution and Borrower shall be in form and content satisfactory to Agent.
(b)    Each Control Agreement shall provide, among other things, that (A) the applicable bank or securities intermediary will comply with any instructions originated by Agent directing the disposition of the funds in the applicable Deposit Account or Securities Account subject to such Control Agreement, without further consent by the applicable Loan Party, (B) the applicable bank or securities intermediary waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Deposit Account or Securities Account other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, (C) with respect to each Collection Account and each Blocked Account, the applicable bank will forward (or initiate a bank wire transfer for the forwarding of), by daily sweep, all amounts in such Collection Account and Blocked Account to the Agent’s Account, (D) with respect to the Collection Accounts and the Blocked Accounts, such accounts shall be subject to Agent’s sole dominion and control (including, but not limited to the sole power of withdrawal), and (E) with respect to each Deposit Account (other than an Excluded Account, Collection Account or Blocked Account) or Securities Account, upon written notice from Agent to the applicable bank or securities intermediary after the occurrence and during the continuance of an Event of Default, the applicable bank or securities intermediary will forward, by daily sweep, all amounts in such account to the Agent’s Account.

(c)    The Loan Parties shall cause Persons processing or collecting any credit card payments or proceeds of receivables on behalf of the Loan Parties to deliver such payments or proceeds to the Agent’s Account promptly, but not less frequently than once every week.
(d)    Promptly upon confirmation thereof, and no later than sixty (60) days after the Closing Date, the Loan Parties shall deliver to Agent evidence satisfactory to the Agent that the Loan Parties have caused all the collection accounts maintained at Wells Fargo Bank, National Association on the Closing Date to be closed.
(e)    On each Business Day, Agent may withdraw available funds from each Blocked Account and credit available funds received to the payment of the Obligations (in the order of priority set forth in Section 2.4(b)(ii)).
3.    CONDITIONS; TERM OF AGREEMENT.
3.1    Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial Loans and of the Issuing Bank, or cause to be issued, the initial Letters of Credit, are subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1; provided, that no Lender shall be obligated to make its Revolving Loans and no Issuing Bank shall cause to be issued any Letters of Credit until such time as Borrower delivers to Agent a completed Borrowing Base Certificate dated as of July 31, 2017, in form and substance satisfactory to Agent.
3.2    Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a)    the representations and warranties of Borrower and its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);
(b)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; [~~and~~]
(c)    the receipt by Agent from Borrower of (A) (i) a request for Borrowing pursuant to the requirements of Section 2.3(a), (ii) a request for issuance of a Letter of Credit pursuant to the requirements of Section 2.11(a) or (iii) an Incremental Facility Request pursuant to the requirements of Section 2.12(a), as applicable, and (B) in the case of clauses (i) and (iii) (solely with respect to Revolving Loans or Revolver Commitments), a Borrowing Base Certificate no later than 12:00 noon on the date of such request; and
(d)    the Fixed Charge Coverage Ratio, calculated on a pro forma basis after giving effect to such extension of credit and determined as of the last day of the fiscal quarter most recently ended for which financial statements are required to be delivered pursuant to Section 5.1 shall not be less than 1.00 to 1.00.
3.3    [Reserved.]
3.4    Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.
3.5    Reserved.
3.6    Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).
4.    REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1    Due Organization and Qualification; Subsidiaries.
(a)    Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)    Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Except as may be required under Borrower’s equity incentive and compensation plans or agreements (which plans and agreements are subject to the restrictions set forth in Section 6.7), Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.
(c)    Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(d)    Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s or its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.2    Due Authorization; No Conflict.
(a)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(b)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
4.3    Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.
4.4    Binding Obligations; Perfected Liens.
(a)    Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(b)    Agent’s Liens are validly created, perfected (other than (i) money, (ii) letter-of-credit rights (other than supporting obligations), (iii) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (iv) any

Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.
4.5    Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
4.6    Litigation.
(a)    There are no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
(b)    Schedule 4.6(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $750,000 that, as of the Closing Date, is pending or, to the knowledge of Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.
4.7    Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.8    No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since April 30, 2017, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries, other than (i) as customarily resulting from the commencement of petitions for relief similar to the Bankruptcy Cases and (ii) as contemplated in Borrower’s business plan delivered to Agent prior to July 28, 2017.
4.9    Solvency.
(a)    Each Loan Party is Solvent.
(b)    No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.10    Employee Benefits. No Loan Party, none of its Subsidiaries, nor any of their respective ERISA Affiliates maintains or contributes to any Benefit Plan.
4.11    Environmental Condition. Except as set forth on Schedule 4.11, (a) no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or, to Borrower’s knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of or could reasonably be expected to result in any material liability under any applicable Environmental Law, (b) no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a material liability to any Loan Party or its Subsidiaries, (e) the Loan Parties and their Subsidiaries hold and are in compliance in all material respects with all permits, licenses, consents, authorizations and registrations required under Environmental Laws (“Environmental Permits”), and (f) the Loan Parties and their Subsidiaries comply with all applicable financial assurance obligations arising under Environmental Laws.

4.12    Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on July 5, 2017 and July 17, 2017 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrower’s good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrower’s good faith estimate, projections or forecasts based on methods and assumptions which Borrower believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).
4.13    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.14    Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
4.15    Payment of Taxes. Except as otherwise permitted under Section 5.5, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. Borrower knows of no proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.16    Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.17    Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.18    OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
4.19    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrower, threatened against Borrower or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Borrower or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Borrower or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of Borrower, after due inquiry, no union representation question existing with respect to the employees of Borrower or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Borrower or its Subsidiaries. None of Borrower or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrower, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.20    Material Contracts. Set forth on Schedule 4.20 is a list of the Material Contracts as of the Closing Date.
4.21    Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.
4.22    Eligible Accounts. As to each Account that is identified by Borrower as an Eligible Accepted Account or Eligible Ticket Held Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Loan Party’s business, (b) owed to a Loan Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Accepted Accounts or Eligible Ticket Held Accounts.
4.23    [Reserved.]
4.24    Location of Equipment. The Equipment of Borrower and its Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between,

the locations identified on Schedule 5.14 (as such Schedule may be updated pursuant to Section 5.14).
4.25    [Reserved.]
4.26    Immaterial Subsidiaries. No Immaterial Subsidiary (a) owns any assets (other than assets of a de minimis nature), (b) has any liabilities (other than liabilities of a de minimis nature), or (c) engages in any business activity. The value of assets held by Nuverra Rocky Mountain does not exceed $25,000 in the aggregate and Nuverra Rocky Mountain has no liabilities of any kind except as set forth on Schedule 4.26.
4.27    Name and Address; Properties. During the preceding five (5) years, no Loan Party has been known by and has used any other name, whether corporate, fictitious or otherwise, except as set forth on Schedule 4.27. Schedule 4.27 also lists all real property owned or leased by Loan Parties, and if leased, the correct name and address of the landlord and the date and term of the applicable lease. Borrower’s main office is at the main office address identified as such in Schedule 4.27 and Borrower and its Subsidiaries maintain no other offices or facilities except as described therein.
4.28    Existing Business Relationships. Except as described in Schedule 4.28 there exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of Borrower and its Subsidiaries with any supplier, customer or group of customers that individually or in the aggregate could reasonably be expect to result in a Material Adverse Effect.
4.29    O.S.H.A. Each of Borrower and its Subsidiaries has complied in all Material respects with, and its facilities, business, leaseholds, equipment and other property are in Material compliance with, the provisions of the federal Occupational Safety and Health Act and all rules and regulations promulgated thereunder, and all Federal, state and local governmental rules, ordinances and regulations similar thereto. There are no outstanding citations, notices or orders of non-compliance issued to Borrower or any Subsidiary or relating to its facilities, business, leaseholds, equipment or other property under the federal Occupational Safety and Health Act, any rule or regulation promulgated thereunder, or any similar state or local Governmental Rules.
4.30    Second Lien Loan Documents. As of the Closing Date, Borrower has delivered to Agent a complete and correct copy of the Second Lien Loan Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).
5.    AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
5.1    Financial Statements, Reports, Certificates. Borrower (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, projections and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrower, (c) agrees to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and (d) agrees that it will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, and (ii) maintain its billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent. The financial statements delivered to Agent pursuant to this Schedule 5.1 shall fairly present Borrower’s and its Subsidiaries’ financial condition and results of operations as of the dates and for the periods covered, and shall not contain any material misstatements.
5.2    Reporting. Borrower (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein; provided, however, Borrower shall have no obligation to deliver either the reconciliation and supporting documentation for any reconciling items specified in clause (b) or the reports specified in clause (e) of Schedule 5.2 with respect to any request for a Borrowing so long as (i) such reports shall not otherwise be due at the times specified in Schedule 5.2, (ii) no Default or Event of Default shall have occurred and be continuing on the date of such request for a Borrowing, nor shall either result from the making of such Borrowing, (iii) Borrower shall have Excess Availability in an amount equal to or greater than $1,500,000 immediately prior to and after giving effect to such Borrowing and (iv) the Fixed Charge Coverage Ratio on a pro forma basis after giving effect to such Borrowing shall not be less than 1.25 to 1.00, and (b) agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
5.3    Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.
5.4    Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

5.5    Taxes. Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.
5.6    Insurance. Borrower will, and will cause each of its Subsidiaries to, at Borrower’s expense, (a) maintain insurance respecting each of Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located, and (b) with respect to all Real Property Collateral located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, maintain flood insurance with respect to such Real Property Collateral (including any personal property which is located thereon) complying with the Flood Disaster Protection Act of 1973, as amended from time to time, in an amount satisfactory to all Lenders and otherwise satisfactory to all Lenders. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy and scope of the policies of insurance of Borrower in effect as of the Closing Date are acceptable to Agent as of the Closing Date). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If Borrower or its Subsidiaries fail to maintain such insurance, Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrower shall give Agent prompt notice of any loss exceeding $250,000 covered by its or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7    Inspection. Subject to the limitations on Borrower’s reimbursement obligations set forth in Section 2.10(c),
(a)    Borrower will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrower and during regular business hours.
(b)    Borrower will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate.
5.8    Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with (a) all laws and regulations related to Title 1 of the CARES Act (including any restrictions on Restricted Payments and compensation) and all payment term agreements and other agreements executed in connection therewith, and (b) the requirements of all other applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, in the case of this clause (b), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.9    Environmental. Borrower will, and will cause each of its Subsidiaries to,
(a)    Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b)    Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,
(c)    Promptly notify Agent of any release of which Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(d)    Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries,

(ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Borrower or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.
5.10    Disclosure Updates. Borrower will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
5.11    Formation of Subsidiaries. Borrower will, at the time that any Loan Party forms any direct or indirect Subsidiary (other than an Immaterial Subsidiary) or acquires any direct or indirect Subsidiary (other than an Immaterial Subsidiary) after the Closing Date, within 10 Business Days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) (a) cause such new Subsidiary to provide to Agent a joinder to the Guaranty and Security Agreement, together with such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than $2,500,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that the joinder to the Guaranty and Security Agreement, and such other security agreements shall not be required to be provided to Agent with respect to any Subsidiary of Borrower that is a CFC if providing such agreements would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security or guarantee afforded thereby, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of Borrower that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and

(c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation, or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document. For the avoidance of doubt, for all purposes under this Section 5.11, the formation and acquisition of a Person shall be deemed to include any formations and acquisitions by division; provided that compliance with the requirements of this Section 5.11 shall not cure any Default or Event of Default for the occurrence of such division.
5.12    Further Assurances. Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents, including, if applicable, completion of all flood insurance documentation and diligence and coverage in accordance with the Flood Disaster Protection Act of 1973, as amended (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by Borrower or any other Loan Party, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Borrower that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, if Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Borrower and its Subsidiaries, including all of the outstanding capital Equity Interests of Borrower’s Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs). With respect to any Real Property acquired by Borrower or any other Loan Party on which Agent will be taking a Lien, (x) Borrower will give Agent no less than forty five (45) days’ prior written notice of such acquisition, (y) Borrower or such other Loan Party, as applicable, may not grant a Lien on such Real Property in favor of Agent until the completion of all flood insurance documentation and diligence and coverage in accordance with the Flood Disaster Protection Act of 1973, as amended, by all Lenders and, (z) in the event that any such Real Property is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, Borrower and Loan Parties will maintain flood insurance with respect to such Real Property Collateral (including any personal property which is located thereon) complying with the Flood Disaster Protection Act of 1973, as amended from time to time, in an amount satisfactory to all Lenders and otherwise satisfactory to all Lenders.
5.13    Lender Meetings. Borrower will, within 90 days after the close of each fiscal year of Borrower, at the request of Agent or of the Required Lenders and upon reasonable prior notice and subject to Section 17.9, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Borrower and its Subsidiaries and the projections presented for the current fiscal year of Borrower.
5.14    Location of Collateral; Offices. Borrower will, and will cause each of its Subsidiaries to, keep its Equipment only at the locations identified on Schedule 5.14 and their chief executive offices, or any office where Borrower or any Subsidiary maintains its Records (including computer printouts and programs) with respect to any Collateral, only at the locations identified on Schedule 5.14; provided, that (a) Borrower may amend Schedule 4.24 or Schedule 5.14 so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States, and (b) Certificated Equipment may be moved within the United States.
5.15    Bank Products. Loan Parties shall establish their primary depository and treasury management relationships with financial institutions acceptable to Agent and maintain such depository and treasury management relationships at all times during the term of the Agreement.
5.16    Material Contracts. Borrower shall, and shall cause each of its Subsidiaries to maintain in full force and effect the Material Contracts and Borrower shall provide notice to Agent promptly, but in any event within 5 Business Days after the occurrence thereof, of any material amendments, supplements or other modifications to any Material Contract.
5.17    Name Change; Organizational Change; Creation of Affiliates. Borrower shall, and shall cause each of its Subsidiaries to, (i) provide Agent with no fewer than thirty (30) calendar days’ notice prior to any proposed (a) change in Borrower’s or any Subsidiary’s state of organization or organizational structure, (b) change of Borrower’s or any Subsidiary’s name, (c) use of any trade name or fictitious name, “d/b/a” or other similar designation, (d) creation (including by division) of any new Affiliate under the control of Borrower, or (e) transaction or series of transactions pursuant to which Borrower or any of its Subsidiaries would become an Affiliate under the control of any other Person, and (ii) provide certified copies of any amended, restated, supplemented or otherwise modified Governing Documents that are or will be effective in connection with any of the foregoing, if applicable.
5.18    [Reserved].
5.19    Updated Borrowing Base Certificate. Within 3 Business Days of the written request of Required Lenders (which may be requested no more than once a month if no Default or Event of Default exists or at any time if a Default or Event of Default exists), Borrower shall deliver an updated executed Borrowing Base Certificate reflecting changes in the Eligible Accounts availability since the last Borrowing Base Certificate.
5.20    Financial Advisor.
(a)    Borrower shall use commercially reasonable efforts to identify and appoint a chief financial officer (the “CFO”) as soon as practicable following execution of this Agreement. Prior to the date on which a CFO reasonably satisfactory to Agent is appointed, Borrower will continue to employ a financial advisor reasonably satisfactory to Agent (the “Financial Advisor”).
(b)    Until the CFO has been appointed and the Financial Advisor’s engagement has been terminated, Borrower and each of its Subsidiaries hereby authorizes the Financial Advisor to communicate directly with Agent and Agent’s professionals and advisors regarding Borrower and its Subsidiaries and any matters within the scope of the Financial Advisor’s work related thereto.
5.21    Subsequent Deposits. Upon request by Agent, Borrower shall, and shall cause each of its Subsidiaries to, make nonrefundable deposits of cash for application against accrued and unpaid Lender Group Expenses in amounts satisfactory to Agent.
5.22    PPP Loan Requirement Compliance. At all times while the PPP Loans remain outstanding, Borrower shall, and shall cause each of its Subsidiaries to, be in compliance with the PPP Requirements.
5.23    PPP Loan Forgiveness. Promptly after the end of the applicable Forgiveness Covered Period for each PPP Loan, but in no event more than three (3) Business Days (or such longer period as agreed by Agent) thereafter, Borrower shall or shall cause the PPP Borrower to (a) submit an application to the PPP Lender in respect of the applicable PPP Loan (or the party servicing the PPP Loan on behalf of the PPP Lender), and to any other party required to receive such application, for loan forgiveness with respect to the Indebtedness in respect of such PPP Loan, in accordance with the requirements of Section 1106 of the CARES Act and (b) deliver (i) written notice to Agent that such application has been submitted to such parties and a copy of such application and (ii) promptly (and in any event no later than two (2) Business Days) upon receipt thereof, (A)

written notice of any determination regarding the acceptance or denial (in whole or part) and (B) to the extent applicable, evidence that such Indebtedness has been forgiven.
5.24    Voluntary Prepayment of PPP Loans. Borrower shall, and shall cause each of its Subsidiaries to, cause all payments of principal and interest in respect of the PPP Loans to be deferred to the maximum extent permitted by the documentation relating to the applicable PPP Loan.
5.25    PPP Deposit Account Subject to Control Agreement. Notwithstanding anything contained herein or in any other Loan Document to the contrary, (a) the proceeds of the PPP Loans shall be maintained in a PPP Deposit Account until such time as such proceeds are utilized in accordance with the CARES Act, (b) each PPP Deposit Account shall be subject at all times to a Control Agreement acceptable to Agent, (c) no Loan Party or any of its Subsidiaries shall deposit any funds into the PPP Deposit Account other than proceeds of the applicable PPP Loan, and (d) Agent shall be provided with read-only access to the PPP Deposit Account and all account statements related thereto.
6.    NEGATIVE COVENANTS.
Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
6.1    Indebtedness. Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2    Liens. Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3    Restrictions on Fundamental Changes. Borrower will not, and will not permit any of its Subsidiaries to,
(a)    other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, division, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that Borrower must be the surviving entity of any such merger to which it is a party, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Borrower that are not Loan Parties (for the avoidance of doubt, in no event shall Nuverra Rocky Mountain be permitted to merge or consolidate into any Loan Party or Subsidiary of any Loan Party),

(b)    liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Borrower that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) are subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Borrower that is not liquidating or dissolving,
(c)    suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4; or
(d)    file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to applicable law with respect to any corporation, limited liability company, partnership or other entity).
6.4    Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, Borrower will not, and will not permit any of its Subsidiaries to (a) convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets or (b) file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to applicable law with respect to any corporation, limited liability company, partnership or other entity).
6.5    Nature of Business. Borrower will not, and will not permit any of its Subsidiaries to make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.
6.6    Prepayments; Amendments; Settlements. Borrower will not, and will not permit any of its Subsidiaries to,
(a)    do any of the following:
(i)    except in connection with Refinancing Indebtedness permitted by Section 6.1, optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness

(other than the Second Lien Indebtedness, which shall be subject to the restrictions in clause (ii) below) of Borrower or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement and (B) Permitted Intercompany Advances,
(ii)    (A) make any payment, prepayment, redemption, defeasance, purchase or other acquisition on account of Second Lien Indebtedness if such payment is not permitted at such time under the Intercreditor Agreement; provided, however, Borrower or any of its Subsidiaries may prepay the Second Lien Indebtedness in an aggregate amount not to exceed $10,000,000 on the First Amendment Effective Date, or (B) make any cash payment of interest in respect of Second Lien Indebtedness if Borrower has the option to make such payment in kind, or
(iii)    make any payment on account of other Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions,
(b)    directly or indirectly, amend, modify, or change any of the terms or provisions of:
(i)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness, and (D) Second Lien Indebtedness, provided that such amendment, modification or other change is permitted under the Intercreditor Agreement,
(ii)    any agreement, instrument, document, indenture, or other writing evidencing or concerning any PPP Loans, including, but not limited to, any amendments, modifications, or changes to the terms or provisions relating to the term of the PPP Loans, the interest rate applicable thereto and the taking of any security interest in the assets of any Loan Party or any of its Subsidiaries, or
(iii)    the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders, or
(c)    make any payment of any settlement amounts, costs, fees and expenses incurred in connection with the dismissal or settling of any appeals of the Order (including, without limitation, the Hargreaves Appeal), except solely with the proceeds of Second Lien Indebtedness.
6.7    Restricted Payments. Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a)    Borrower may make distributions to former employees, officers, or directors of Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Borrower held by such Persons, provided, that the aggregate amount of such redemptions made by Borrower during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $500,000 in the aggregate, and
(b)    Borrower may make distributions to former employees, officers, or directors of Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Borrower on account of repurchases of the Equity Interests of Borrower held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Borrower.
Notwithstanding anything to the contrary herein, (i) Borrower will not, and will not permit any of its Subsidiaries or Affiliates, directly or indirectly, to prepay voluntarily any principal in respect of any PPP Loan prior to its scheduled maturity date as required under the CARES Act, other than the cancellation and forgiveness of such Indebtedness in accordance with the CARES Act and (ii) so long as any PPP Loan remains outstanding, Borrower will not, and will not permit any of its Subsidiaries, to make any Restricted Payment, or make any deposit for any Restricted Payment, using the proceeds of such PPP Loans.
6.8    Accounting Methods. Borrower will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
6.9    Investments. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments. Notwithstanding anything to the contrary herein, so long as any PPP Loan remains outstanding, Borrower will not, and will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person using the proceeds of such PPP Loans.
6.10    Transactions with Affiliates. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Borrower or any of its Subsidiaries except for:
(a)    transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Borrower or its Subsidiaries, on the one hand, and any Affiliate of Borrower or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Borrower or its Subsidiaries in excess of $500,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,
(b)    so long as it has been approved by Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Borrower or its applicable Subsidiary,
(c)    so long as it has been approved by Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice, and
(d)    (i) transactions permitted by Section 6.3 or Section 6.7, (ii) any Permitted Intercompany Advance and (iii) the Second Lien Loan Documents.
6.11    Use of Proceeds. Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of any Loan or other extension of credit made hereunder for any purpose other than as described in the recitals hereto; provided, however, that no part of the proceeds of the Loans made to Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors). Additionally, Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of sanctions pursuant to any Anti-Terrorism Laws, (b) in any other manner that would result in a violation of sanctions under any Anti-Terrorism Laws by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise), or (c) in any manner which would violate Anti-Corruption Laws or applicable Sanctions.
6.12    Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Borrower, and except as contemplated by the Approved Plan, Borrower will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.
6.13    Immaterial Subsidiaries. Borrower will not permit any Immaterial Subsidiary to (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity. Notwithstanding anything contained in the Loan Documents to the contrary, no Loan Party shall make an Investment in, sell, lease, license, assign, contribute or otherwise transfer any assets to, make any distributions or payments to, or otherwise engage in, or enter into, any transaction with, any Immaterial Subsidiary, which involves in excess of $100,000 in any fiscal year for all such Investments, transfers, distributions, payments and transactions with all Immaterial Subsidiaries.
6.14    Holding Company. In the case of Borrower, engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in its Subsidiaries, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents and the Second Lien Loan Documents to which it is a party and the performance of its obligations thereunder, (e) activities consistent with current business practices as conducted by the Borrower on the date hereof and (f) activities incidental to the businesses or activities described in clauses (a) through (e) of this Section.
6.15    Removal of Collateral. Borrower will not, and will not permit any of its Subsidiaries to remove, or cause or permit to be removed, any of the Collateral from the premises where such Collateral is currently located and described in Schedule 5.14, except in connection with (a) dispositions permitted under Section 6.4, (b) off-site repairs of Equipment in the ordinary course of Borrower’s and its Subsidiaries’ business as conducted on the Closing Date and (c) vehicles.
6.16    Burdensome Agreement. Borrower will not, and will not permit any of its Subsidiaries to, enter into or permit to exist any contractual obligation (other than the Loan Documents or the Second Lien Loan Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to or invest in any Loan Party, except for any agreement in effect (A) on the date hereof and set forth on Schedule 6.16 or (B) at the time any Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Borrower, (ii) of any Subsidiary to guarantee the Indebtedness of any Loan Party or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clause (c) of the definition of “Permitted Indebtedness” solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
6.17    Capital Expenditures. Borrower will not permit Capital Expenditures to exceed, individually or in the aggregate, during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year Ended	Amount
From the Closing Date to December 31, 2017	$16,800,000
December 31, 2018 and [~~and each fiscal year thereafter]~~ December 31, 2019	$25,200,000
December 31, 2020	$6,000,000
December 31, 2021 and each fiscal year thereafter	$7,500,000
provided, however, that so long as no Default has occurred and is continuing or would result therefrom, up to 33% of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the following fiscal year (but not, for the avoidance of doubt, any subsequent year).
6.18    PPP Loans. Borrower will not, and will not permit any of its Subsidiaries to, (a) apply the proceeds of any PPP Loans to repay all or any portion of the Obligations (other than any such amounts consisting of interest), whether as a result of a voluntary payment by Borrower under the Loan Documents, an acceleration of the Obligations, an exercise of rights or remedies by any member of the Lender Group under the Loan Documents or applicable law, or otherwise, or (b) take any action that would cause the principal amount of any PPP Loans to no longer be eligible for forgiveness under Section 1105 of the CARES Act.
7.    FINANCIAL COVENANTS.
(a)    Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower will not permit:
(i)    Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, determined as of the last day of each fiscal quarter for each period of four fiscal quarters ending on the dates indicated below, to be less than the ratio set forth below opposite such measurement date:

Fiscal Quarter Date	Fixed Charge Coverage Ratio
Closing Date through December 31, 2017	-1.40 to 1.00
March 31, 2018	-0.45 to 1.00
June 30, 2018	0.15 to 1.00
September 30, 2018	1.05 to 1.00
December 31, 2018	1.15 to 1.00
March 31, 2019 and each fiscal quarter thereafter through and including March 31, 2020	1.20 to 1.00
June 30, 2021	0.70 to 1.00
September 30, 2021 and each fiscal quarter thereafter	1.00 to 1.00
(ii)    Minimum Liquidity. [~~Excess Availability. At any time the Availability Block is not in effect~~] The aggregate amount of Excess Availability [~~at such time~~] plus Unrestricted Cash to be less than [~~$3,000,000~~] (A) $8,000,000 at any time during the period commencing on the Third Amendment Effective Date through and including July 31, 2020, (B) $5,500,000 at any time during the period commencing August 1, 2020 through and including August 31, 2020, (C) $5,000,000 at any time during the period commencing September 1, 2020 through and including November 30, 2020 and (D) $4,000,000 at any time on and following December 1, 2020.
(b)    Specified Contributions. In the event Borrower fails to comply with the Fixed Charge Coverage Ratio covenant set forth in Section 7(a)(i) as of the last day of any fiscal quarter, any cash equity contribution to Borrower (funded with proceeds of common Equity Interests or other Equity Interests having terms reasonably acceptable to Agent and in any case, not constituting Disqualified Equity Interests) or proceeds of any Subordinated Indebtedness received after the last day of such fiscal quarter and on or prior to the day that is ten (10) days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the irrevocable election of Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with the Fixed Charge Coverage Ratio covenant at the end of such fiscal quarter (each, a “Cure Quarter”) and any subsequent period that includes such Cure Quarter (any such equity contribution or proceeds of Subordinated Indebtedness so included in the calculation of EBITDA, a “Specified Contribution”); provided that (i) notice of Borrower’s intent to accept a Specified Contribution shall be delivered to Agent by Borrower no later than the day on which financial statements are required to be delivered for the applicable fiscal quarter, (ii) in each consecutive four (4) fiscal quarter period there will be at least two (2) fiscal quarters in which no Specified Contribution is made, (iii) the amount of any Specified Contribution will be no greater than the amount required to cause Borrower to be in compliance with the Fixed Charge Coverage Ratio covenant (the “Cure Amount”), (iv) all Specified Contributions will be disregarded for purposes of the calculation of EBITDA for all other purposes, including calculating basket levels, pricing, determining compliance with incurrence based or pro forma calculations or conditions and any other items governed by reference to EBITDA, (v) there shall be no more than four (4) Specified Contributions made in the aggregate after the Closing Date, (vi) the proceeds received by Borrower from all Specified Contributions shall be promptly used by Borrower to prepay the Term Loans until paid in full and then to prepay the Revolving Loans (without permanent reduction of the Revolver Commitments) until paid in full and (vii) there shall be no reduction in the amount of Fixed Charges as a result of the prepayment of Indebtedness in connection with any Specified Contribution (or the application of the proceeds thereof) for determining compliance with the Fixed Charge Coverage Ratio covenant for the period ending on the last day of the applicable Cure Quarter and any subsequent period that includes such Cure Quarter. Upon Agent’s receipt of notice from Borrower of its intention to make a Specified Contribution pursuant to this Section 7(b) no later than the day on which financial statements are required to be delivered for the applicable fiscal quarter, then, until the day that is ten (10) days after such date, neither Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and neither Agent nor any Lender shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and continuing under Section 7(a)(i) in respect of the period ending on the last day of such fiscal quarter.
8.    EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
8.1    Payments. If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including Liquidated Damages, as applicable, and any portion of the Obligations that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three (3) Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;
8.2    Covenants. If any Loan Party or any of its Subsidiaries:
(a)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 3.7, 5.1, 5.2, 5.3 (solely as to existence or if Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if Borrower refuses to allow Agent or its representatives or agents to visit Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrower’s affairs, finances, and accounts with officers and employees of Borrower), 5.10, 5.11, 5.13, 5.14, 5.15, 5.17, 5.19, 5.20, 5.21 5.22, 5.23, 5.24, or 5.25 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement (subject to Section 7(b)), or (iv) Section 7 of the Guaranty and Security Agreement;
(b)    fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than as to existence or if Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent; or
(c)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;
8.3    Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $1,500,000, or more (except to the extent covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4    Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;
8.5    Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6    Default Under Other Agreements. If there is (a) a default under the Second Lien Credit Agreement, the Bridge Loan Agreement, any documentation relating to any PPP Loan, or in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $1,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder; or (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $1,000,000 or more;
8.7    Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.8    Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);
8.9    Security Documents. If Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or (b) as the result of an action or failure to act on the part of Agent;
8.10    Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;
8.11    Change of Control. A Change of Control shall occur;

8.12    Subordination Provisions. The Intercreditor Agreement or any subordination provisions in respect of the documents evidencing or governing any Subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Second Lien Indebtedness or applicable Subordinated Indebtedness; or (ii) Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Lender Group or (C) that all payments of principal of or premium and interest on the Second Lien Indebtedness or applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.
8.13    Settlement Payments. Borrower fails to make any payment of any settlement amounts, costs, fees and expenses incurred in connection with the dismissal or settling of any appeals of the Order (including, without limitation, the Hargreaves Appeal).
9.    RIGHTS AND REMEDIES.
9.1    Rights and Remedies. Upon the occurrence and the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a)    (i) declare the principal of, and any and all accrued and unpaid interest and fees (including Liquidated Damages, as applicable) in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower, and (ii) direct Borrower to provide (and Borrower agrees that upon receipt of such notice it will provide) Letter of Credit Collateralization to Agent to be held as security for Borrower’s reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;
(b)    declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender to make Loans and (ii) the obligation of Issuing Bank to issue Letters of Credit; and
(c)    exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations, inclusive of the principal of, and any and all accrued and unpaid interest and fees (including Liquidated Damages, as applicable) in respect of, the Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full (including Borrower being obligated to provide (and Borrower agrees that it will provide) Letter of Credit Collateralization to Agent to be held as security for Borrower’s reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrower.
9.2    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10.    WAIVERS; INDEMNIFICATION.
10.1    Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.
10.2    The Lender Group’s Liability for Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.
10.3    Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all losses, claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses, joint and several, actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Agent) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such claim, litigation, investigation or proceeding are brought by Borrower or its equity holders, affiliates, creditors or any other person, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents, and to reimburse each Indemnified Person within 30 days of written demand for any reasonable actual documented out of pocket expenses incurred in connection with investigating or defending any of the foregoing (provided, that the indemnification in this clause (a) shall not extend to any proceeding (other than a proceeding against Agent acting pursuant to the Loan Documents in its capacity as Agent or any of its Affiliates or its or their respective officers, directors, employees, controlling persons or members) solely between or among Indemnified Persons that does not arise from any acts or omissions by Borrower or any of its Subsidiaries; it being understood and agreed that the indemnification in this clause (a) shall extend to the Agent-Related Persons and their successors (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Loan Party or Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to Borrower, any of its Subsidiaries or any assets, properties, operations or actions of Borrower or any of its Subsidiaries or any other violations of or liabilities arising under Environmental Law or Environmental Permits by or relating to Borrower or any of its Subsidiaries or any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to (1) any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnified Person or its officers, directors, employees, controlling persons or members or (B) a material breach in bad faith by any Indemnified Person of its obligations under this Agreement or the other Loan Documents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON. THE PROVISIONS OF THIS SECTION 10.3 SHALL SURVIVE THE RESIGNATION OR TERMINATION OF ANY AGENT AND TERMINATION OF THIS AGREEMENT.
11.    NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	NUVERRA ENVIRONMENTAL SOLUTIONS, INC. 6720 N. Scottsdale Road, Suite 190 Scottsdale, Arizona 85253 Attn: Chief Legal Officer Tel: (602) 903-7802 Fax No.: (602) 903-7806

with copies to:	SQUIRE PATTON BOGGS (US) LLP 1 E. Washington St., Suite 2700 Phoenix, Arizona 85004 Attn: Matthew M. Holman, Esq. Tel: (602) 528-4083 Fax No.: (602) 253-8129

If to Agent:
ACF FINCO I LP
Attn: Credit Officer/Nuverra Environmental Solutions, Inc.
560 White Plains Road, Suite 400
Tarrytown, NY 10591
Tel: (914) 418-1200
Fax No.: (914) 921-1154
ACF FINCO I LP
Attn: Oleh Szczupak, Vice President
560 White Plains Road, Suite 400
Tarrytown, NY 10591
Tel: (914) 418-1200 (ext. 216)
Fax No.: (914) 921-1154

with copies to:	MORGAN, LEWIS & BOCKIUS LLP 101 Park Ave New York, NY 10178-0060 Attn: Rick Eisenbiegler, Esq. Tel: (212) 309-6720 Fax No. (212) 309-6001

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)    BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(e)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT, ANY LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
13.    ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1    Assignments and Participations.
(a)    (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:
(A)    Borrower; provided, that no consent of Borrower shall be required (1) if an Event of Default has occurred and is continuing or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender or a Related Fund; provided further, that Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within five (5) Business Days after having received notice thereof; and

(B)    Agent, which consent may be granted or withheld in Agent’s reasonable discretion, and Issuing Bank.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    no assignment may be made (x) to a natural person or (y) to a Loan Party or an Affiliate of a Loan Party,
(B)    the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $1,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $1,000,000);
(C)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(D)    the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until (1) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (2) such Lender and the Assignee have delivered to Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof and (3) unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500; and
(E)    the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).
(b)    From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an

Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi)  no participation shall be sold to a Loan Party, and (vii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.
(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal

Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
(h)    The Loan Parties hereby acknowledge that the Lenders and their Affiliates may securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Loan Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release the Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Loans may be effected except pursuant to this Section 13.1.
(i)    Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Revolver Commitments (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Revolver Commitments to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register.
(j)    In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain (or cause to be maintained)

a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.
(k)    Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrower from time to time as Borrower may reasonably request.
13.2    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.
14.    AMENDMENTS; WAIVERS.
14.1    Amendments and Waivers.
(a)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i)    increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c),
(ii)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees (including Liquidated Damages), or other amounts due hereunder or under any other Loan Document,

(iii)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders)),
(iv)    amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(v)    amend, modify, or eliminate Section 3.1 or 3.2,
(vi)    amend, modify, or eliminate Section 15.11,
(vii)    other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,
(viii)    amend, modify, or eliminate the definitions of “Required Lenders”, “Supermajority Lenders” or “Pro Rata Share”,
(ix)    contractually subordinate any of Agent’s Liens,
(x)    other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
(xi)    amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii), or
(xii)    amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of Loan Parties.
(b)    No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,
(i)    the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders),
(ii)    any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders,

(c)    No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrower and the Supermajority Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Accepted Accounts and Eligible Ticket Held Accounts) that are used in such definition, or the definition of Eligible Equipment, Eligible Term Loan Collateral or Term Loan Limit, to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base or the Term Loan Limit, as the case may be, but not otherwise, or the definition of Maximum Revolver Amount,
(d)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrower, and the Required Lenders,
(e)    Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender or Section 14.1(a)(iv) but only if such amendment, waiver, modification, elimination or consent of such Section 14.1(a)(iv) is in respect of an amendment, modification or elimination of Section 14.1(a)(i) through (iii) that affects such Lender, and
(f)    No amendment, waiver, or modification shall increase the Revolver Commitments or extend the Maturity Date until the completion of all flood insurance documentation, diligence and coverage as required by the Flood Disaster Protection Act of 1973, as amended, or as otherwise satisfactory to all Lenders.
14.2    Replacement of Certain Lenders.
(a)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(b)    Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.
14.3    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
15.    AGENT; THE LENDER GROUP.
15.1    Appointment and Authorization of Agent. Each Lender hereby designates and appoints Agent as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Lenders agree that Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3    Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or its Subsidiaries.
15.4    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
15.5    Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this

Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6    Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.
15.7    Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from (a) any deposits paid on or prior to the Closing Date and any subsequent deposits paid by Borrower to Agent pursuant to Section 5.21, or (b) payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, (i) the Agent is authorized and directed to deduct and retain sufficient amounts from any deposits paid on or prior to the Closing Date and any subsequent deposits paid by Borrower to Agent pursuant to Section 5.21 for the payment of the Indemnified Liabilities and (ii) each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8    Agent in Individual Capacity. Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Agent were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Agent or its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the

Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Agent in its individual capacity.
15.9    Successor Agent. Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower or an Event of Default exists). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders. If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank, such resignation shall also operate to effectuate its resignation as Issuing Bank, and it shall automatically be relieved of any further obligation to issue Letters of Credit. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent from among the Lenders, or if no Lender agrees to be Agent, such other Person as Agent shall select. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
15.10    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances, such Lender shall not be under any obligation to provide such information to them.
15.11    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which neither Borrower nor its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Borrower or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrower in respect of) any and all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.
(b)    Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.
15.12    Restrictions on Actions by Lenders; Sharing of Payments.
(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or its Subsidiaries or any deposit accounts of Borrower or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
15.13    Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
15.14    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.16    Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b)    expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Borrower and its Subsidiaries and will rely significantly upon Borrower’s and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
(f)    In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.
16.    WITHHOLDING TAXES.
16.1    Payments. All such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrower shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. Borrower will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower. Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

16.2    Exemptions.
(a)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:
(i)    if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments);
(ii)    if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E;
(iii)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or
(v)    a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
(b)    Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(c)    If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d)    If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
16.3    Reductions.
(a)    If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(b)    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
16.4    Refunds. If Agent or a Lender reasonably determines that it has received a refund of any Indemnified Taxes to which Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.
17.    GENERAL PROVISIONS.
17.1    Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5    [Reserved].
17.6    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8    Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.
17.9    Confidentiality.
(a)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to investors, prospective investors, lenders, Subsidiaries and Affiliates of any member of the Lender Group, provided that any such investor, prospective investor, lender, Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental

Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)    Anything in this Agreement to the contrary notwithstanding, Agent and Lenders may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials. Borrower and each Subsidiary hereby authorizes and gives permission for Agent, Lenders and their respective Affiliates to use the legal or fictional company name, logo, trademark and/or personal quotes in connection with promotional materials that Agent or any Lender may disseminate to the public relating to Agent or such Lender’s relationship with Borrower. Promotional materials may include, but are not limited to, brochures, video tapes, emails, internet websites, advertising in newspapers and/or other periodicals, lucites, pictures and photographs.
(c)    The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).
17.10    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.
17.11    Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the names, address and tax identification numbers of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower. This notice is given in accordance with the requirements of the Patriot Act and is effective for Agent.
17.12    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
17.13    No Setoff. All payments made by Borrower hereunder or under any note or other Loan Document will be made in immediately available funds and without setoff, counterclaim, or other defense.
17.14    Intercreditor Agreement. Agent and each Lender hereunder, by its acceptance of the benefits provided hereunder, (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement, and (b) authorizes and instructs Agent to enter into the Intercreditor Agreement as Agent on behalf of each Lender. Agent and each Lender hereby agrees that the terms, conditions and provisions contained in this Agreement are subject to the Intercreditor Agreement and, in the event of a conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.
[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:
NUVERRA ENVIRONMENTAL SOLUTIONS, INC.,
a Delaware corporation
By:
Name:
Title:

ACF FINCO I LP, a national banking association, as Agent and as a Lender By: _________________________________ Name: Its Authorized Signatory

Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
“Account” means an account (as that term is defined in the Code).
“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.
“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by Borrower or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition and (d) is not guaranteed by any other Loan Party.
“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or a material portion of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.
“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.
“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.
“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.
“Agent-Related Persons” means Agent, together with its Affiliates, controlling persons and their respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing and their respective successors.
“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to the Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrower and the Lenders).
“Agent’s Liens” means the Liens granted by Borrower or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.
“Agreement” means the First Lien Credit Agreement to which this Schedule 1.1 is attached.
“Anti-Corruption Laws” means any and all laws, rules, and regulations of any jurisdiction applicable to Borrower or any subsidiary from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.
“Anti-Terrorism Laws” means any and all laws, regulations, rules, orders, etc. in effect from time to time relating to anti-money laundering and terrorism, including, without limitation, Executive Order No. 13224 (effective September 24, 2001) and the USA Patriot Act (Pub. L. No. 107-56 (Oct. 12, 2001)).
“Appeal Claim Amount” means, at any time, the amount of claims that are the subject of a pending appeal, if any, of the Order at such time other than the Hargreaves Appeal.
“Applicable Unused Line Fee Percentage” means 0.50 percentage points.
“Application Event” means the occurrence and continuance of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.
“Approved Plan” means those certain plans of reorganization approved by the United States Bankruptcy Court for the District of Delaware pursuant to the Order.
“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrower to Agent.
“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Revolver Usage).
“Availability Block” means, as of any date of determination:
(a) for the period commencing on the First Amendment Effective Date through and including the date on which financial statements are delivered for the fiscal month ending December 31, 2018, (i) if EBITDA calculated on a pro forma basis for the most recently ended three (3) month period is greater than or equal to $7,500,000, $5,500,000, and (ii) if EBITDA calculated on a pro forma basis for the most recently ended three (3) month period is less than $7,500,000, $8,000,000; and
(b) at all times thereafter that EBITDA calculated on a pro forma basis for the most recently ended six (6) month period is less than $15,000,000, $8,000,000.
“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.
“Bankruptcy Cases” has the meaning set forth in the recitals to the Agreement.
“Bankruptcy Code” has the meaning set forth in the recitals to the Agreement.
“Bankruptcy Court” has the meaning set forth in the recitals to the Agreement.
“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
“Blocked Account” has the meaning specified therefor in Section 2.14(a) of the Agreement.
“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Agent in the case of an Interim Advance or Extraordinary Advance.
“Borrowing Base” means, as of any date of determination, the lesser of (I) the Maximum Revolver Amount and (II) the result of:
(a)     the sum of:
[~~(i)~~](i)    (A) 85% of the amount of Eligible Accepted Accounts less (B) the amount, if any, of the Dilution Reserve, and
[~~(ii)~~](ii)    (A) the lowest of (x) $7,500,000, (y) 65% of the amount of Eligible Ticket Held Accounts, and (z) 30% of the amount of clause (i) above, less (B) the amount, if any, of the Dilution Reserve, minus
(b)     the Availability Block, minus
(c)    without duplication, the aggregate amount of all Reserves in effect at such time.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.
“Bridge Loan” means the loan advanced to the Borrower pursuant to the Bridge Loan Agreement.
“Bridge Loan Agreement” that certain Bridge Term Loan Credit Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, Wilmington Savings Fund Society, FSB, as administrative agent, and the lenders identified on the signature pages thereof, in form and substance satisfactory to the Agent.
“Bridge Subordination Agreement” means the Subordination Agreement, dated as of First Amendment Effective Date, by and among Agent, the Second Lien Agent, Wilmington Savings Fund Society, FSB, the Borrower and each other obligor party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York or which is a day on which Agent is otherwise closed for transacting business with the public, except that, if a determination of a Business Day shall relate to amounts accruing interest at the LIBOR Rate, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to Section 2.4(e)(ii) of the Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to consummate one or more Permitted Acquisitions, (d) expenditures made during such period to the extent made with the identifiable proceeds of an equity investment in Borrower which equity investment is made substantially contemporaneously with the making of the expenditure, (e) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of EBITDA for such period, and (f) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding Borrower or any of its Affiliates).
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), and all regulations and guidance issued by any Governmental Authority with respect thereto, as in effect from time to time, including any laws, rules, or regulations adopted by any Governmental Authority governing the creation, administration or application of the Paycheck Protection Program established by Section 1102 of the CARES Act and any current or future regulations or official interpretations thereof.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
“Certificated Equipment” means any Equipment the ownership of which is evidenced by, or under applicable law, is required to be evidenced by, a certificate of title.
“CFC” means a controlled foreign corporation (as that term is defined in the IRC).
“CFO” has the meaning specified therefor in Section 5.20(a) of the Agreement.
“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means that:
[~~(a)~~](a)    (i) Gates Capital Management LLC and Ascribe Capital LLC shall cease to own and control legally and beneficially (free and clear of all Liens), either directly or indirectly, equity securities in Borrower representing more than 40% of the combined voting power of all of equity securities entitled to vote for members of the board of directors or equivalent governing body of Borrower, or (ii) Ascribe Capital LLC shall cease to (x) own and control legally and beneficially (free and clear of all Liens), either directly or indirectly, equity securities in Borrower representing more than 25% of the combined voting power of all of the equity securities entitled to vote for members of the board of directors or equivalent governing body of Borrower, in each case, on a fully-diluted basis (and taking into account all such securities that the Equity Investors have the right to acquire pursuant to any option right (as defined in clause (b) below)) and (y) have a right to designate or appoint at least 2/5 of the members of the board of directors or equivalent governing body of Borrower; or
[~~(b)~~](b)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or
[~~(c)~~](c)    during any period of 12 consecutive months, individuals who at the beginning of such period were members of Borrower’s board of directors cease for any reason to constitute a majority of the directors of Borrower then in office unless (i) such new directors were elected by a majority of the directors of Borrower who constituted the board of directors of Borrower at the beginning of such period (or by directors so elected) or by the stockholders pursuant to the nomination of the existing directors, or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability, or
[~~(d)~~](d)Borrower shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the other Loan Parties; or
[~~(e)~~](e)    a “Change of Control” (as defined in the Second Lien Credit Agreement or the Bridge Loan Agreement, as applicable) shall occur.
“China Water” means China Water and Drinks, Inc., a Delaware corporation.
“Clearwater Acquisition” means the acquisition of all of the Equity Interests of (i) Clearwater Three, LLC, an Ohio limited liability company, (ii) Clearwater Five, LLC, an Ohio limited liability company, and (iii) Clearwater Solutions, LLC, an Ohio limited liability company, pursuant to the Clearwater Acquisition Agreement.
“Clearwater Acquisition Agreement” means that certain Equity Purchase Agreement, dated as of October 5, 2018, among David Niederst Irrevocable Trust and Stillwater Seven, LLC as sellers and Nuverra Ohio Disposal LLC, as buyer, as amended and in effect from time to time to the extent permitted herein.

“Clearwater Business” has the meaning ascribed to the term “Business” in the Clearwater Acquisition Agreement as in effect on the First Amendment Effective Date.
“Closing Date” means the date of the making of the initial Loans (or other extension of credit) under the Agreement.
“Code” means the New York Uniform Commercial Code, as in effect from time to time.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or any of its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or its Subsidiaries’ Collateral, books and records or Equipment, in each case, in form and substance reasonably satisfactory to Agent.
“Collection Account” has the meaning specified therefor in Section 2.14(a) of the Agreement.
“Commitment” means, with respect to each Lender, its Revolver Commitment or its Term Loan Commitments, as the context requires, and, with respect to all Lenders, their Revolver Commitments or their Term Loan Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Borrower to Agent.
“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
“Cure Amount” has the meaning specified therefor in Section 7(b) of the Agreement.
“Cure Quarter” has the meaning specified therefor in Section 7(b) of the Agreement.
“Debtors” has the meaning set forth in the recitals to the Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within 2 Business Days of the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within 2 Business Days of the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Prime Rate, and (b) thereafter, the interest rate then applicable to Loans that as if the Prime Rate were applicable thereto.
“Deposit Account” means any deposit account (as that term is defined in the Code).
“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).
“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent).
“Designated Price” means the 20-day volume weighted average price of the common stock of the Borrower preceding the issuance of a press release or other similar public announcement of the Clearwater Acquisition.
“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 3 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrower’s Accounts during such period, by (b) Borrower’s billings with respect to Accounts during such period.
“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accepted Accounts and Eligible Ticket Held Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.
“DIP ABL Credit Agreement” has the meaning set forth in the recitals to the Agreement.
“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.
“Dollars” or “$” means United States dollars.
“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.
“Earn-Outs” means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the purchase price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.
“EBITDA” means, with respect to any fiscal period,
[~~(a)~~](a)    Borrower’s consolidated net earnings (or loss), minus
[~~(b)~~](b)without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:
[~~(i)~~](i)    extraordinary gains (including gains from disposition of assets),
[~~(ii)~~](ii)interest income,
[~~(iii)~~](iii) gains in connection with any Hedge Agreement, and

[~~(iv)~~](iv)    non-cash gains,
plus
[~~(c)~~](c)    without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:
[~~(i)~~](i)    non-cash extraordinary losses,
[~~(ii)~~](ii)    Interest Expense,
[~~(iii)~~](iii)    income taxes,
[~~(iv)~~](iv)    depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP,
[~~(v)~~](v)    any non-cash impairment charge or asset write-off or write-down related to intangible assets, long-lived assets and other assets, and investment in debt and equity securities pursuant to GAAP,
[~~(vi)~~](vi)    non-cash stock-based awards, non-cash compensation expense, including non-cash charges arising from stock options, restricted stock or other equity incentive programs,
[~~(vii)~~](vii)    other non-cash charges, including purchase accounting adjustments in accordance with GAAP and any non-cash loss or expense resulting from bonus payments made to repay non-cash loans made to officers, directors or employees,
[~~(viii)~~](viii)    non-cash losses in connection with any Hedge Agreement,
[~~(ix)~~](ix)    all fees, costs and expenses incurred in connection with any amendment to any Loan Document,
[~~(x)~~](x)    all fees, costs and expenses incurred in connection with any amendment to any Second Lien Loan Document,
[~~(xi)~~](xi)    all reasonable fees, costs and expenses incurred in connection with any Permitted Acquisition or any acquisition consented to by the Required Lenders in an aggregate amount not to exceed $750,000 per acquisition, whether or not consummated, in the applicable period,
[~~(xii)~~](xii)    any fees, expenses, commissions, costs or other charges incurred prior to one hundred and eighty (180) days following the Closing Date and related to the Bankruptcy Cases, the Approved Plan and the transactions contemplated by the Bankruptcy Cases and the Approved Plan,

[~~(xiii)~~](xiii)    any fees, expenses, commissions, costs or other charges incurred in connection with the Bankruptcy Cases with respect to (A) the Borrower’s engagement of the Financial Advisor, and (B)(1) the Hargreaves Appeal or (2) any other appeals of the Order, in an aggregate amount in the case of (1) and (2) not to exceed $750,000,
[~~(xiv)~~](xiv)    non-recurring non-cash charges, expenses and losses (including losses from disposition of assets), and
[~~(xv)~~](xv)    all expenses and charges to the extent fully reimbursed in cash by a third party;
provided, that, notwithstanding anything to the contrary contained herein, for the period commencing on September 1, 2017 and ending on August 31, 2018, EBITDA shall include that portion of EBITDA attributable to the Clearwater Business for each of the fiscal months set forth below in the amount set forth below opposite such fiscal month:

Fiscal Month	EBITDA
Fiscal Month ending September 30, 2017	$399,274
Fiscal Month ending October 31, 2017	$444,299
Fiscal Month ending November 30, 2017	$445,432
Fiscal Month ending December 31, 2017	$915,254
Fiscal Month ending January 31, 2018	$511,589
Fiscal Month ending February 28, 2018	$654,183
Fiscal Month ending March 31, 2018	$407,971
Fiscal Month ending April 30, 2018	$597,653
Fiscal Month ending May 31, 2018	$421,227
Fiscal Month ending June 30, 2018	$640,019
Fiscal Month ending July 31, 2018	$660,625
Fiscal Month ending August 31, 2018	$597,482

Notwithstanding the foregoing, in no event shall any income resulting from the forgiveness or cancellation of any PPP Loans be included in the calculation of EBITDA.

“Eligible Accepted Accounts” means those Accounts created by a Loan Party in the ordinary course of its business, that arise out of its sale of goods or rendition of services in the United States that have been acknowledged as accepted by the applicable Account Debtor, that comply with each of the representations and warranties respecting Eligible Accepted Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accepted Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. Eligible Accepted Accounts shall not include the following:
[~~(a)~~](a)    Accounts that the Account Debtor has failed to pay within 90 days of original invoice date, Accounts that are more than 60 days past due, or Accounts with selling terms of more than 60 days,
[~~(b)~~](b)Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,
[~~(c)~~](c)    Accounts with respect to which the Account Debtor is an Affiliate of a Loan Party or an employee or agent of a Loan Party or any Affiliate of a Loan Party,
[~~(d)~~](d)Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,
[~~(e)~~](e)    Accounts that are not payable in Dollars,
[~~(f)~~](f)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,
[~~(g)~~](g)    Accounts of a Loan Party with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which such Loan Party has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,
[~~(h)~~](h)Accounts with respect to which the Account Debtor is a creditor of a Loan Party, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, but only to the extent of such claim, right of recoupment or setoff, or dispute,
[~~(i)~~](i)    Accounts with respect to an Account Debtor whose total obligations owing to Loan Parties exceed (x) in the case of all Account Debtors (except as provided in clause (y) below), 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor and (y) in the case of up to two Account Debtors at any time, subject to the approval of the Agent in its Permitted Discretion, 20% of all Eligible Accounts for each such Account Debtor, to the extent of the obligations owing by each such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing applicable percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
[~~(j)~~](j)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Loan Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
[~~(k)~~](k)Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,
[~~(l)~~](l)    Accounts that are not subject to a valid and perfected first priority Agent’s Lien,
[~~(m)~~](m)    Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,
[~~(n)~~](n)Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,
[~~(o)~~](o)    Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Loan Party of the subject contract for goods or services, or
[~~(p)~~](p)    Accounts owned by a target acquired in connection with a Permitted Acquisition or any other Permitted Investment, until the completion of a field examination conducted by Agent or the receipt of other information reasonably requested by Agent with respect to such target, in each case, reasonably satisfactory to Agent (which field examination may be conducted prior to the closing of such Permitted Acquisition or Permitted Investment).
“Eligible Accounts” means Eligible Accepted Accounts and Eligible Ticket Held Accounts.
“Eligible Equipment” means Equipment (including Equipment acquired after the Closing Date) of a Loan Party that complies with each of the representations and warranties respecting Eligible Equipment made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date. An item of Equipment shall not be included in Eligible Equipment if:

[~~(a)~~](a)    a Loan Party does not have good, valid, and marketable title thereto,
[~~(b)~~](b)it is not located at one of the locations in the United States set forth on Schedule E-1 (as such Schedule may be updated by Borrower with the prior written consent of Agent) unless it constitutes Certificated Equipment and is not located at one of such locations in the ordinary course of Loan Parties’ business,
[~~(c)~~](c)    it is Certificated Equipment and Agent’s Lien thereon has not been noted on the applicable certificate of title (provided, that the criterion set forth in this clause (c) shall not be applicable to the Certificated Equipment listed on Schedule E-3 during the 90 day period following the Closing Date),
[~~(d)~~](d)it is in-transit,
[~~(e)~~](e)    it is located on real property leased by a Loan Party or in a contract warehouse, in each case, unless (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, or (ii) Agent has established a Landlord Reserve with respect to such location,
[~~(f)~~](f)    it is not subject to a valid, perfected and first priority Agent’s Lien, subject to Permitted Liens,
[~~(g)~~](g)    it is not in good working order and marketable condition (ordinary wear and tear excepted),
[~~(h)~~](h)it is worn out, obsolete, damaged or defective Equipment,
[~~(i)~~](i)    it consists of computer hardware,
[~~(j)~~](j)    it consists of fixtures, or, unless Agent otherwise agrees, it consists of Equipment that is not readily removable from the Real Property upon which it is located without causing physical damage to such Real Property,
[~~(k)~~](k)it consists of tooling,
[~~(l)~~](l)    it is leased to a Borrower or by a Borrower, or
[~~(m)~~](m)    it has not been appraised by an appraiser acceptable to Agent pursuant to the most recent appraisal of the Equipment of Loan Parties acceptable to Agent, upon which Agent is expressly entitled to rely, to determine the Net Orderly Liquidation Value thereof, unless such Equipment was acquired by a Loan Party after the date of such most recent appraisal as new and unused.
“Eligible Term Loan Collateral” means Eligible Equipment and those certain assets described in the Great American Appraisal, other than the Saltwater Disposal Assets.

“Eligible Ticket Held Accounts” means Accounts of a Loan Party (a) that arise from the rendition of services in the United States that have been completed by the applicable Loan Party and that are evidenced by work tickets and (b) that qualify as Eligible Accepted Accounts except that the invoice applicable to such Accounts has not been issued to the applicable Account Debtor because the applicable Account Debtor has not approved the applicable work tickets; provided that an Account shall cease to be an Eligible Ticket Held Account upon the earlier of (i) the date the invoice applicable to such Account is issued to the applicable Account Debtor and (ii) 45 days after the services giving rise to such Account have been completed by the applicable Loan Party; provided, however, the aggregate amount of all Accounts included as Eligible Ticket Held Accounts for which the services giving rise to such Accounts have been completed by the applicable Loan Party for greater than 30 days (but no more than 45 days, for the avoidance of doubt) shall not exceed $500,000. In determining the amount to be included, Eligible Ticket Held Accounts shall be calculated net of customer deposits and unapplied cash.
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of or liability under Environmental Laws or releases of Hazardous Materials, including, without limitation, (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.
“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on human health, employee health, or Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies and diminution in value), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action or otherwise relating to or arising under Environmental Laws or Environmental Permits.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Environmental Permits” has the meaning specified therefor in Section 4.11 of the Agreement.
“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“Equity Investors” means Mark D. Johnsrud, Gates Capital Management LLC, Ascribe Capital LLC, and their respective Affiliates.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).
“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.
“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrower and its Subsidiaries aged in excess of 30 days with respect thereto and all book overdrafts of Borrower and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Excluded Accounts” means (a) the Professional Fee Account, (b) Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for any Loan Parties’ employees, (c) zero balance accounts and (d) escrow accounts for purposes of worker’s compensation insurance claims.
“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.
“Existing Letters of Credit” means those certain letters of credit issued by Wells Fargo Bank, N.A. in favor of Borrower or its Subsidiaries as described on Schedule E-2 to the Agreement.
“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.
“Extraordinary Receipts” means (a) so long as no Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, and (b) if an Event of Default has occurred and is continuing, any payments received by Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and (iii) any purchase price adjustment received in connection with any purchase agreement.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Fee Letter” means, collectively, (i) that certain fee letter, dated as of July 28, 2017, between Borrower and Agent [~~and~~], (ii) that certain letter agreement, dated as of July 25, 2017, between Borrower and Agent, as amended from time to time and (iii) that certain letter agreement, dated as of July [__], 2020, between Borrower and Agent, as amended from time to time.
“Financial Advisor” has the meaning specified therefor in Section 5.20(a) of the Agreement.

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, the other Loan Parties, the Agent and the Lenders party thereto.
“First Amendment Effective Date” means the date on which each of the conditions precedent set forth in Section 3 of the First Amendment shall have been satisfied or waived in accordance with the terms thereof.
“First Amendment Term Loan” has the meaning specified therefor in Section 2.2(b) of the Agreement.
“First Amendment Term Loan Commitments” means, with respect to each Lender, its commitment to make the First Amendment Term Loan pursuant to Section 2.2(b) of the Agreement, and, with respect to all Lenders, their First Amendment Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Fixed Charge Coverage Ratio” means, as of any date of determination and with respect to Borrower determined on a consolidated basis in accordance with GAAP, the ratio of (a) for the four fiscal quarters ending on such date, EBITDA minus Capital Expenditures (other than Capital Expenditures financed with Indebtedness (other than Revolving Loans)) made or incurred during such period, to (b) Fixed Charges for such period. Notwithstanding the foregoing, for purposes of determining the components of the Fixed Charge Coverage Ratio (other than for the purposes of Section 3.2(d)) for the fiscal quarter ending (a) June 30, 2021, all such components of the Fixed Charge Coverage Ratio shall be the amount of such components for such fiscal quarter multiplied by four, (b) September 30, [~~2017~~]2021, all such components of the Fixed Charge Coverage Ratio shall be the amount of such components for such fiscal quarter multiplied by four, ([~~b~~]c) December 31, [~~2017~~]2021, all such components of the Fixed Charge Coverage Ratio shall be the amount of such components for the two fiscal quarters then ended multiplied by two, and ([~~c~~]d) March 31, [~~2017~~]2022, all such components of the Fixed Charge Coverage Ratio shall be the amount of such components for the three fiscal quarters then ended multiplied by 4/3.
“Fixed Charges” means, with respect to any fiscal period and with respect to Borrower determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, (c) all federal, state, and local income taxes accrued during such period, and (d) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period.
“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Forgiveness Covered Period” means the [~~eight~~]twenty-four ([~~8~~]24)-week period beginning on the date of the funding of any PPP Loan.
“Funding Date” means the date on which a Borrowing occurs.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Great American Appraisal” means those certain appraisals delivered by Great American Group to Borrower, effective July 12, 2017 and effective May 31, 2017 (as supplemented by that certain letter from Great American Group to Borrower dated July 18, 2017), indicating, among other things, an initial gross value for the Salt Water Disposal Assets of $38,600,000 prior to the application of disposition expenses based upon assumptions acceptable to Agent. Disposition expenses in the appraisal dated May 31, 2017 (as so supplemented) reflected disposition costs estimated at 10% of gross value, suggesting that the orderly liquidation value in place for the Salt Water Disposal Assets would be $34,740,000.
“Guarantor” means (a) each Subsidiary of Borrower organized in the United States of America as of the Closing Date, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement; provided that it is understood and agreed that (i) Nuverra Rocky Mountain and (ii) China Water shall each not be required to become a guarantor hereunder so long as it remains an Immaterial Subsidiary (and that, in either case, upon ceasing to be an Immaterial Subsidiary, it shall within 10 Business Days take all actions required under the Loan Documents, including Section 5.11 of the Agreement, to become a guarantor hereunder and take all actions incidental thereto).
“Guaranty and Security Agreement” means the guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and each of the Guarantors to Agent.
“Hargreaves Appeal” means that certain appeal of the Order by David Hargreaves filed prior to July 28, 2017.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
“Hilco Exam” means that certain field exam report dated July 23, 2017 and certain additional subsequent information provided by Hilco Valuation Services with respect to certain assets of Borrower.
“Immaterial Subsidiaries” means any Subsidiary of Borrower which does not (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity and “Immaterial Subsidiary” means any one of them. As of the Closing Date, Nuverra Rocky Mountain and China Water are Immaterial Subsidiaries.
“Incremental Effective Date” has the meaning specified therefor in Section 2.12 of the Agreement.
“Incremental Facility” has the meaning specified therefor in Section 2.12 of the Agreement.
“Incremental Facility Request” has the meaning specified therefor in Section 2.12 of the Agreement.
“Incremental Revolver Commitment” has the meaning specified therefor in Section 2.12 of the Agreement.
“Incremental Revolving Loans” has the meaning specified therefor in Section 2.12 of the Agreement.
“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any Earn-Out required to be paid in cash or similar obligation, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation. For the avoidance of doubt, PPP Loans shall constitute Indebtedness.
“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Taxes” means, any Taxes other than Excluded Taxes.
“Initial Term Loan” has the meaning specified therefor in Section 2.2(a) of the Agreement.
“Initial Term Loan Commitments” means, with respect to each Lender, its commitment to make the Initial Term Loan pursuant to Section 2.2(a) of the Agreement, and, with respect to all Lenders, their Initial Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Borrower, each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.
“Intercreditor Agreement” means the Subordination and Intercreditor Agreement, dated of even date herewith, by and among Agent, the Second Lien Agent, Borrower and each other obligor party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower for such period, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, the total interest expense of the PPP Loans shall be included herein.
“Interim Advances” has the meaning specified therefor in Section 2.3(c)(i)(A) of the Agreement.
“Inventory” means inventory (as that term is defined in the Code).
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by Borrower in favor of Issuing Bank and relating to such Letter of Credit.
“Issuing Bank” means any Person acceptable to Agent that, at the request of Borrower and with the consent of Agent, agrees, in such Person’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement.
“Landlord Reserve” means, as to each location at which Borrower has Collateral or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to the greater of (a) the number of month’s rent for which the landlord will have, under applicable law, a Lien in the Collateral of Borrower to secure the payment of rent or other amounts under the lease relative to such location, or (b) 3 month’s rent under the lease relative to such location.

“Lender” has the meaning set forth in the preamble to the Agreement, shall include Issuing Bank and any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group” means each of the Lenders (including Issuing Bank) and Agent, or any one or more of them.
“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or its Subsidiaries under any of the Loan Documents, including, without limitation, the reasonable out-of-pocket fees and expenses of Agent’s outside counsel (limited, in the case of the fees and disbursements of counsel, to the fees, disbursements and other out-of-pocket charges of one primary counsel and, if reasonably necessary or advisable, any special counsel, one local counsel in any relevant jurisdiction, and special Delaware bankruptcy counsel) and out-of-pocket costs incurred in connection with travel and due diligence, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Borrower or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) consulting or advisory fees and expenses of Agent and fees and expenses related to any field examinations, appraisals, or valuation, (h) Agent’s, Issuing Bank’s and Lenders’ reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party subpoenas, claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Borrower or any of its Subsidiaries, (i) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.
“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.
“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of the Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.
“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of the Agreement.
“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of the Agreement.
“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of the Agreement.
“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
“LIBOR Rate” means the greater of (i) 1.00% and (ii) the annual rate of interest for deposits in Dollars for a term of 30 days as reported by Reuters. The LIBOR Rate may not be the lowest or best rate at which Agent calculates interest or extends credit. The LIBOR Rate for each calendar month shall be adjusted (if necessary) on the first day of such calendar month and shall be equal to the LIBOR Rate in effect as of the close of business on the last Business Day of the immediately preceding calendar month.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Liquidated Damages” has the meaning specified therefor in Section 2.10(e) of the Agreement.
“Loan” means any Revolving Loan, Term Loan, Interim Advance or Extraordinary Advance (or to be made) hereunder.
“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.
“Loan Documents” means the Agreement, the Control Agreements, any Borrowing Base Certificate, each Compliance Certificate, the Fee Letter, the Intercreditor Agreement, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, the Trademark Security Agreement, the Patent Security Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.
“Loan Party” means Borrower or any Guarantor.
“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of Borrower’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.
“Material Contract” means each contract or instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower, any of its Subsidiaries or any of their properties is bound (a) which is deemed to be a material contract as provided in Regulation S‑K promulgated by the SEC under the Securities Act, or (b) the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, could reasonably be expected to cause a Material Adverse Effect.
“Maturity Date” means [~~February 7~~]May 15, [~~2021~~]2022.
“Maximum Facility Amount” means the sum of the Maximum Revolver Amount and the aggregate Term Loan Commitments.
“Maximum Revolver Amount” means $30,000,000.
“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.
“Net Cash Proceeds” means:
[~~a~~](a)    with respect to any sale or disposition by Borrower or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Borrower or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and
[~~b~~](b)    with respect to the issuance or incurrence of any Indebtedness by Borrower or any of its Subsidiaries, or the issuance by Borrower or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction.
“Net Orderly Liquidation Value” means, at any time, the orderly liquidation value with respect to the applicable asset as set forth in the most recent appraisal acceptable to Agent, upon which Agent is expressly entitled to rely, prepared by an appraiser acceptable to Agent, net of operating expenses, liquidation expenses and commissions set forth in such appraisal; provided, that to the extent operating expenses, liquidation expenses and commissions set forth in such appraisal are not allocated to specific items of Equipment, such operating expenses, liquidation expenses and commissions may be allocated by Agent to specific assets as determined in Agent’s Permitted Discretion; and provided further, that the liquidation timeframe is acceptable to Agent.
“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.
“Nuverra Rocky Mountain” means Nuverra Rocky Mountain Pipeline, LLC, a Delaware limited liability company, together with any direct or indirect subsidiaries thereof formed or acquired after the Closing Date, and any successors or assigns of the foregoing entities (provided, that in no event shall any such successors or assigns be a Loan Party or other direct or indirect Subsidiary of a Loan Party).
“Obligations” means all loans (including the Term Loans and the Revolving Loans (inclusive of Interim Advances and Extraordinary Advances)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan

Documents include the obligation to pay (i) the principal of the Loans, (ii) interest accrued on the Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, and fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Order” has the meaning set forth in the recitals to the Agreement.
“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11.
“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Participant Register” has the meaning set forth in Section 13.1(j) of the Agreement.
“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.
“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.
“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.
“Permitted Acquisition” means any Acquisition so long as:
[~~a~~](a)     no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,
[~~b~~](b)    no Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (f) or (g) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its Subsidiaries as a result of such Acquisition other than Permitted Liens,
[~~c~~](c)    Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrower and Agent) created by adding the historical combined financial statements of Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrower and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition,
[~~d~~](d)    for Acquisitions with aggregate consideration in excess of $500,000, Borrower has provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,
[~~e~~](e)    Borrower shall have Excess Availability in an amount equal to or greater than 20% of the Maximum Revolver Amount immediately after giving effect to the consummation of the proposed Acquisition,
[~~f~~](f)    the assets being acquired or the Person whose Equity Interests are being acquired did not have negative EBITDA (calculated on an annualized basis) for the most recently ended three (3) consecutive month period prior to the date of the proposed Acquisition,
[~~g~~](g)    Borrower has provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition,
[~~h~~](h)    the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto,
[~~i~~](i)    the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States,
[~~j~~](j)    the subject assets or Equity Interests, as applicable, are being acquired directly by Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith,

Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12 of the Agreement, as applicable, of the Agreement and, in the case of an acquisition of Equity Interests, Borrower or the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties,
[~~k~~](k)    the consideration payable (including deferred payment obligations, earn-outs or other similar contingent considerations) in connection with such Acquisition does not exceed $2,000,000, and, when combined with all other Acquisitions, $5,000,000 in any eighteen (18) consecutive month period; provided, however, the Clearwater Acquisition shall not be subject to any of the conditions or restrictions set forth in this clause (k),
[~~l~~](l)    after giving effect to such Acquisition, the Borrower is in pro forma compliance with covenant set forth in Section 7(a)(i), and
[~~m~~](m)    Agent shall have received prior to the proposed Acquisition, a certificate signed by an officer of Borrower certifying compliance with the foregoing conditions.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Dispositions” means:
[~~a~~](a)    sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Borrower and its Subsidiaries,
[~~b~~](b)    sales of Inventory to buyers in the ordinary course of business,
[~~c~~](c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
[~~d~~](d)    the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
[~~e~~](e)    the granting of Permitted Liens,
[~~f~~](f)    the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
[~~g~~](g)    any involuntary loss, damage or destruction of property,
[~~h~~](h)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

[~~i~~](i)    the leasing or subleasing of assets of Borrower or its Subsidiaries in the ordinary course of business,
[~~j~~](j)    the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Borrower,
[~~k~~](k)    (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,
[~~l~~](l)    the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,
[~~m~~](m)    the making of Permitted Investments,
[~~n~~](n)    so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from Borrower or any of its Subsidiaries to a Loan Party, and (ii) from any Subsidiary of Borrower that is not a Loan Party to any other Subsidiary of Borrower,
[~~o~~](o)    the transfer or sale of assets and dissolution of Appalachian Water Services, LLC as contemplated pursuant to, and in accordance with, that certain Order Approving Motion for Authorization for Debtors to Enter into Stipulation Resolving Contract Rights, Claims and Objections of the Shallenberger Parties, entered by the Bankruptcy Court on July 21, 2017,
[~~p~~](p)    the disposition of assets set forth on Schedule P-1 to the Agreement, and
[~~q~~](q)    sales or dispositions of fixed assets not otherwise permitted in clauses (a) through (o) above so long as (1) no Default or Event of Default then exists or would arise therefrom, (2) made at fair market value, (3) if such sales or dispositions are to an Affiliate of Borrower or its Subsidiaries, they are (x) on terms that no less favorable, taken as a whole, to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate, and (y) not prohibited by Section 6.10 of the Agreement, and (4) the aggregate fair market value of all assets disposed of (including the proposed disposition) would not exceed $20,000,000 per year (or such greater amount as agreed to by Agent in writing in its sole discretion).
“Permitted Indebtedness” means:
[~~a~~](a)    Indebtedness evidenced by the Agreement or the other Loan Documents,
[~~b~~](b)    Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

[~~c~~](c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
[~~d~~](d)    endorsement of instruments or other payment items for deposit,
[~~e~~](e)    Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,
[~~f~~](f)    Subordinated Indebtedness (including Earn-Outs) incurred solely for purposes of Permitted Acquisitions in an aggregate amount not to exceed $3,250,000 per year,
[~~g~~](g)    Acquired Indebtedness in an amount not to exceed $2,500,000 outstanding at any one time,
[~~h~~](h)    Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,
[~~i~~](i)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
[~~j~~](j)    the incurrence by Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes,
[~~k~~](k)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “commercial cards”, “procurement cards” or “p-cards”), or Cash Management Services, in an aggregate amount not to exceed $250,000,
[~~l~~](l)    unsecured Indebtedness of Borrower owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Borrower of the Equity Interests of Borrower that have been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $500,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

[~~m~~](m)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price of Borrower or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,
[~~n~~](n)    to the extent constituting Indebtedness, Permitted Investments,
[~~o~~](o)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,
[~~p~~](p)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,
[~~q~~](q)    Subordinated Indebtedness solely for purposes of a Specified Contribution, in an aggregate amount not to exceed the amount required for such Specified Contribution,
[~~r~~](r)    Indebtedness in an aggregate principal amount not to exceed $4,160,378.25 in respect of the Existing Letters of Credit, so long as such Existing Letters of Credit are cancelled and returned to the issuer thereof within ninety (90) days from the Closing Date,
[~~s~~](s)    Second Lien Indebtedness pursuant to the Second Lien Loan Documents to the extent that the aggregate principal amount of such Indebtedness does not exceed the maximum amount permitted under, and such Indebtedness is subject to the terms and conditions of, the Intercreditor Agreement,
[~~t~~](t)    Indebtedness under the Bridge Loan Agreement; provided that (i) the aggregate outstanding amount of such Indebtedness shall not exceed $32,500,000, (ii) such Indebtedness shall be subordinated in right of payment (which, for the avoidance of doubt, shall include a restriction on all cash payments with respect to such Indebtedness except (A) monthly cash interest payments so long as no Event of Default shall have occurred and be continuing or would result therefrom and (B) payments as provided in clause (iii) below) on terms satisfactory to the Agent pursuant to the Bridge Subordination Agreement, (iii) such Indebtedness shall be extinguished in full (either by conversion to Qualified Equity Interests of the Borrower or repaid in full in cash solely with the proceeds of an issuance of Qualified Equity Interests of the Borrower) on or before the earlier to occur of (A) the date on which the Rights Offering has been consummated and (B) April 5, 2019, (iv) such Indebtedness shall not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement and shall otherwise be on terms and conditions reasonably acceptable to Agent, (v) such Indebtedness shall be limited to cross-payment default and cross-acceleration to designated “senior debt” (including the Obligations), and (vi) the terms and conditions of such subordination and any such Indebtedness shall be acceptable to Agent in its sole discretion; and
[~~u~~](u)    any other unsecured Indebtedness incurred by Borrower or any of its Subsidiaries in an aggregate outstanding amount not to exceed $500,000 at any one time.

“Permitted Intercompany Advances” means loans and other Investments made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of Borrower that is not a Loan Party to another Subsidiary of Borrower that is not a Loan Party, (c) a Subsidiary of Borrower that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Subsidiary of Borrower that is not a Loan Party so long as (i) the aggregate amount of all such loans and other Investments (by type, not by the borrower) does not exceed $250,000 outstanding at any one time, and (ii) at the time of the making of such loan and other Investments, no Event of Default has occurred and is continuing or would result therefrom.
“Permitted Investments” means:
[~~a~~](a)    Investments in cash and Cash Equivalents,
[~~b~~](b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
[~~c~~](c)    advances made in connection with purchases of goods or services in the ordinary course of business,
[~~d~~](d)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,
[~~e~~](e)    Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-2 to the Agreement,
[~~f~~](f)    guarantees permitted under the definition of Permitted Indebtedness,
[~~g~~](g)    Permitted Intercompany Advances,
[~~h~~](h)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
[~~i~~](i)    deposits of cash made in the ordinary course of business to secure performance of operating leases,
[~~j~~](j)    (i) non-cash loans and advances to employees, officers, and directors of Borrower or any of its Subsidiaries for the purpose of purchasing Equity Interests in Borrower so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Borrower, and (ii) loans and advances to employees and officers of Borrower or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $250,000 at any one time,
[~~k~~](k)    Permitted Acquisitions,

[~~l~~](l)    Investments resulting from entering into agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,
[~~m~~](m)    equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,
[~~n~~](n)    Investments consisting of non-cash consideration received in connection with Permitted Dispositions, so long as the non-cash consideration received in connection with any Permitted Disposition does not exceed 20% of the total consideration received in connection with such Permitted Disposition, and
[~~o~~](o)    so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $1,000,000 during the term of the Agreement.
“Permitted Liens” means
[~~a~~](a)    Liens granted to, or for the benefit of, Agent to secure the Obligations,
[~~b~~](b)    Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,
[~~c~~](c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,
[~~d~~](d)    Liens set forth on Schedule P-3 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-3 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,
[~~e~~](e)    the interests of lessors under operating leases and non-exclusive licensors under license agreements,
[~~f~~](f)    purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,
[~~g~~](g)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

[~~h~~](h)    Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance,
[~~i~~](i)    Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,
[~~j~~](j)    Liens on amounts deposited to secure Borrower’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,
[~~k~~](k)    with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,
[~~l~~](l)    non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
[~~m~~](m)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,
[~~n~~](n)    rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,
[~~o~~](o)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
[~~p~~](p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
[~~q~~](q)    Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,
[~~r~~](r)    Liens assumed by Borrower or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness that is Permitted Indebtedness to the extent such Liens are on the Equipment and Real Property acquired with such Acquired Indebtedness,
[~~s~~](s)    Lien securing Second Lien Indebtedness, so long as such Liens are subject to the Intercreditor Agreement,
[~~t~~](t)    Liens securing Indebtedness permitted pursuant to clause (r) of the definition of Permitted Indebtedness,

[~~u~~](u)    subject to the terms of the Intercreditor Agreement, Liens securing Indebtedness permitted pursuant to clause (s) of the definition of Permitted Indebtedness,
[~~v~~](v)    Liens solely in cash deposits in an aggregate amount not to exceed $123,500 made by Borrower pursuant to the payoff arrangements in respect of the Prepetition ABL Credit Agreement and the DIP ABL Credit Agreement, and
[~~w~~](w)    other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $750,000.
“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $8,500,000; provided, however, in each case solely in connection with the acquisition of new vehicles in replacement of existing vehicles, during the periods commencing (i) on the First Amendment Effective Date and ending on December 31, 2018, the Borrower and its Subsidiaries may enter into agreements to incur additional Capitalized Lease Obligations in an aggregate principal amount outstanding at any one time not in excess of $7,500,000, during such period, (ii) on January 1, 2019 and ending on December 31, 2019, the Borrower and its Subsidiaries may enter into agreements to incur additional Capitalized Lease Obligations in an aggregate principal amount outstanding at any one time not in excess of $7,500,000 during such period, and (iii) on January 1, 2020 and ending on December 31, 2020, the Borrower and its Subsidiaries may enter into agreements to incur additional Capitalized Lease Obligations in an aggregate principal amount outstanding at any one time not in excess of the difference between (x) the aggregate amount of Capitalized Lease Obligations entered into pursuant to clauses (i) and (ii) above, and (y) $15,000,000 in each case subject to compliance with Section 2.4(e)(viii).
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“PPP Borrower” means Badlands Power Fuels, LLC, a North Dakota limited liability company.
“PPP Deposit Account” means each deposit account maintained by the PPP Borrower with the PPP Lender solely for the purposes of receiving and disbursing the proceeds of the PPP Loans, and into which, for purposes of clarification, no other funds, will be deposited.
“PPP Eligible Payroll Costs” means payroll costs that qualify, in the good faith determination of Borrower and the PPP Borrower, for loan forgiveness under Section 1106 of the CARES Act based on applicable law and regulations promulgated by the SBA from time to time.
“PPP Loans” means the unsecured loans funded to the PPP Borrower by the PPP Lender, each as is guaranteed under paragraph (36) of Section 7(a) of the Small Business Act as added by Section 1102 of the CARES Act constituting the Paycheck Protection Program, in an aggregate amount not to exceed $4,000,000.
“PPP Requirements” means, Borrower shall or shall cause the PPP Borrower to:
(a)    during the Forgiveness Covered Period: (i) use the proceeds of the applicable PPP Loan to pay PPP Eligible Payroll Costs, mortgage interest, rent and utilities and other allowable purposes entitled to loan forgiveness in accordance with the CARES Act and use all available proceeds of such PPP Loan before using any other available cash of such Borrower, and (ii) use at least [~~75~~]60% of the aggregate amount of such payments to pay PPP Eligible Payroll Costs;
(b)     at all times: (i) use the proceeds of the applicable PPP Loan only for the allowable purposes in accordance with Section 1102 of the CARES Act and take all actions, including as it relates to the allocation of the use of proceeds of such PPP Loan, in accordance with then current guidance in respect of the CARES Act, to maximize the principal amount of PPP Loans that are eligible for forgiveness under Section 1105 of the CARES Act, (ii) comply in all other respects with the applicable requirements of the Small Business Act, the CARES Act and any and all promulgations thereunder, and (iii) maintain all records and documentation required for purposes of loan forgiveness under Section 1106 of the CARES Act to evidence that the loan proceeds of the PPP Loans were used for the allowable purposes, including documentation to verify the number of full-time equivalent employees on payroll and pay rates for the periods described in Section 1106(d) of the CARES Act, and any other information needed to establish the amount of PPP Eligible Payroll Costs; and
(c)    not permit the PPP Loan to be secured by a Lien or any other security interest in the assets of any Loan Party, any of its Subsidiaries or any of its Affiliates.
“PPP Lender” means First International Bank & Trust.
“Prepetition ABL Credit Agreement” has the meaning set forth in the recitals to the Agreement.

“Prime Rate” means, at any time, the prime rate published in the “Money Rates” column of The Wall Street Journal at such time, and in the event that The Wall Street Journal is not available at such time, the prime rate published in another publication as determined by Agent in its discretion.
“Principal Reduction Notice” has the meaning specified therefor in Section 2.10(e) of the Agreement.
“Professional Fee Account” means that certain deposit account ending in 7118 established with Wells Fargo Bank, N.A., established solely for purposes of the payment of certain professional fees accrued during the pendency of, and in connection with, the Bankruptcy Cases with an aggregate amount on deposit not to exceed $8,500,000.
“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
“Pro Rata Share” means, as of any date of determination:
[~~a~~](a)    with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,
[~~b~~](b)     with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination,
[~~c~~](c)    (i) with respect to a Lender’s obligation to make the Term Loans, the percentage obtained by dividing (y) such Lender’s Term Loan Commitments by (z) the aggregate amount of all Lenders’ Term Loan Commitments, and (ii) with respect to a Lender’s right to receive payments of interest, fees and principal with respect to the Term Loans, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loans by (z) the aggregate principal amount of the Term Loans, and
[~~d~~](d)    with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement),

the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender plus the outstanding principal amount of such Lender’s portion of the Term Loans by (ii) the aggregate Revolving Loan Exposure of all Lenders plus the outstanding aggregate principal amount of the Term Loans, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures and the Term Loans had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures and Term Loans holdings as they existed immediately prior to their repayment, collateralization, or termination.
“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“Qualified Equity Interests” means and refers to any Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.
“Real Property Collateral” means (a) the Real Property identified on Schedule R-1 to the Agreement and (b) any Real Property hereafter acquired by Borrower or its Subsidiaries with a fair market value in excess of $2,500,000.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:
[~~a~~](a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
[~~b~~](b)    such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,
[~~c~~](c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal,

or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and
[~~d~~](d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
“Register” has the meaning set forth in Section 13.1(i) of the Agreement.
“Registered Loan” has the meaning set forth in Section 13.1(i) of the Agreement.
“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Report” has the meaning specified therefor in Section 15.16 of the Agreement.
“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) exceed 50%; provided, that the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders.
“Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that Borrower or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount. Without limiting the foregoing, Agent may establish Reserves in the event the methodology used to calculate depreciation in any appraisal obtained to determine the Net Orderly Liquidation Value of Eligible Equipment is different from the depreciation methodology utilized by Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
“Revised Orderly Liquidation Value In Place” means the orderly liquidation value in place of the Saltwater Disposal Assets, as estimated by Great American Group in the Great American Appraisal, and as further set forth in the most recent appraisal acceptable to Agent, upon which Agent is expressly entitled to rely, prepared by an appraiser acceptable to Agent, net of operating expenses, liquidation expenses and commissions set forth in such appraisal; provided, that to the extent operating expenses, liquidation expenses and commissions set forth in such appraisal are not allocated to specific items of Saltwater Disposal Assets, such operating expenses, liquidation expenses and commissions may be allocated by Agent to specific assets as determined in Agent’s Permitted Discretion; and provided further, that the liquidation timeframe is acceptable to Agent.
“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Protective Advances), plus (b) the amount of the Letter of Credit Usage.
“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolver Commitments at such time.
“Revolving Lender” means a Lender that has a Revolver Commitment or that has an outstanding Revolving Loan.
“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such

Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.
“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of the Agreement.
“Rights Offering” means that certain rights offering of the Borrower pursuant to which the Borrower anticipates dividending to the holders of its common stock subscription rights to purchase shares of the common stock of the Borrower on a pro rata basis with an aggregate purchase price of $32,500,000 (with the value of such common stock being determined based on the Designated Price thereof).
“Saltwater Disposal Assets” means those certain assets described in the Great American Appraisal consisting of certain saltwater disposal wells, affiliated pipelines and a landfill.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SBA” means the U.S. Small Business Administration, an agency of the United States of America.
“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Second Lien Agent” means the “Agent” under and as defined in the Second Lien Credit Agreement.
“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of the date hereof, by and among the Second Lien Agent, the Second Lien Lenders, Borrower and each other Person party thereto from time to time as a loan party thereunder, as amended and in effect from time to time to the extent permitted herein and in the Intercreditor Agreement.
“Second Lien Indebtedness” means the Indebtedness evidenced by the Second Lien Loan Documents.

“Second Lien Lenders” means each of the “Lenders” under and as defined in the Second Lien Credit Agreement.
“Second Lien Loan Documents” means the Second Lien Credit Agreement and each other agreement, document and instrument executed and delivered in connection therewith, as amended and in effect from time to time to the extent permitted herein and in the Intercreditor Agreement.
“Securities Account” means a securities account (as that term is defined in the Code).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Securitization” has the meaning specified therefor in Section 13.1(h) of the Agreement.
“Security Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, the Trademark Security Agreement, the Patent Security Agreement and each other security agreement or other instrument or document executed and delivered pursuant to terms of the Agreement or pursuant to any of the Security Documents to secure any of the Obligations.
“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
“Small Business Act” means the Small Business Act (15 U.S.C. 636(a)).
“Solvent” means, with respect to any Person as of any date of determination, that (a) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (b) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (c) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances (provided, that this clause (c) shall exclude any definition of “solvent” or “insolvent” which is defined as at fair valuations, the sum of such Person’s debts and liabilities (including contingent liabilities) is less than all of such Person’s assets). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Contribution” has the meaning specified therefor in Section 7(b) of the Agreement.
“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
“Subject Holder” has the meaning specified therefor in Section 2.4(e)(v) of the Agreement.
“Subordinated Indebtedness” means any unsecured Indebtedness of Borrower or its Subsidiaries incurred from time to time that is subordinated in right of payment (which, for the avoidance of doubt, shall include a restriction on all cash payments with respect to such Indebtedness) to the Obligations and (a) that is only guaranteed by the Guarantors, (b) that is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement and is otherwise on terms and conditions reasonably acceptable to Agent, (d) shall be limited to cross-payment default and cross-acceleration to designated “senior debt” (including the Obligations), and (e) the terms and conditions of such subordination and any such Indebtedness shall be acceptable to Agent in its sole discretion.
“Subordination Provisions” has the meaning specified therefor in Section 8.12 of the Agreement.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.
“Supermajority Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) exceed 66 2/3%; provided, that the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders.
“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.
“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Term Loan” has the meaning specified therefor in Section 2.2 of the Agreement.
“Term Loan Limit” means, at any time, the lesser of (a) $25,000,000 and (b) 25% of the sum of (i) the Revised Orderly Liquidation Value in Place plus (ii) the Net Orderly Liquidation Value of the Eligible Term Loan Collateral, subject to applicable Reserves, on such date.
“Term Loan Commitments” means, with respect to each Lender, collectively, its Initial Term Loan Commitment and First Amendment Term Loan Commitment, and, with respect to all Lenders, collectively, their Initial Term Loan Commitments and First Amendment Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1.
“Third Amendment Effective Date” means July 13, 2020.
“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“United States” means the United States of America.
“Unrestricted Cash” means cash in the form of U.S. Dollars owned by the Loan Parties, which (a) would not appear as “restricted” on the consolidated balance sheet of the Loan Parties, (b) is generally available for use by the Loan Parties and not subject to a claim under an outstanding check or pending wire or ACH transfer, and (c) subject to the first priority perfected security interest of Agent pursuant to a Control Agreement and subject to no other Liens other than Permitted Liens.
“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of the Agreement.
“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

EXHIBIT C-1
FORM OF COMPLIANCE CERTIFICATE
[on Borrower’s letterhead]

To:	ACF FINCO I LP 560 White Plains Road, Suite 400 Tarrytown, NY 10591 Attn: Credit Officer/Nuverra Environmental Solutions, Inc.

Re:	Compliance Certificate dated _____________, 20__
Ladies and Gentlemen:
Reference is made to that certain First Lien Credit Agreement dated as of August 7, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation, as borrower (“Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and ACF FINCO I LP, an entity managed by Ares Management, L.P., as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Borrower hereby certifies as of the date hereof that:
1.    The financial information of Borrower and its Subsidiaries furnished alongside this Compliance Certificate pursuant to Section 5.1 of the Credit Agreement has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), fairly presents Borrower’s and its Subsidiaries’ financial condition and results of operations as of the dates and for the periods covered, and does not contain any material misstatements.
2.    Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.
3.    Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Borrower and/or its Subsidiaries have taken, are taking, or propose to take with respect thereto.
4.    Except as set forth on Schedule 3 attached hereto, the representations and warranties of Borrower and its Subsidiaries contained in the Credit Agreement or in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).
5.    As of the date hereof, Borrower and its Subsidiaries are in compliance with the covenants contained in Section 6.17 and Section 7 of the Credit Agreement, as demonstrated on Schedule 4 hereof, and the computations set forth on such Schedule are true and correct as at and for the period set forth on Schedule 4 hereof.
6.    As of the date hereof, the outstanding principal amount of the Term Loan on such date does not exceed the Term Loan Limit, as demonstrated on Schedule 5 hereof, and the computations set forth on such Schedule are true and correct as of the date first set forth above.
[Remainder of page left blank. Signature pages to follow.]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of _______________, ________.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation, as Borrower By: _____________________________ Name: ___________________________ Title:

SCHEDULE 1

Financial Statements
(See attached)

SCHEDULE 2

Default and Events of Default

SCHEDULE 3
Representations and Warranties

SCHEDULE 4
Financial Covenants
Calculations as of _____________, _______
I.     Section 6.17    Capital Expenditures

A.	Amount of Capital Expenditures made during such fiscal year		$___________

B.	Unused amount of permitted Capital Expenditures from the immediately preceding fiscal year		$___________

C.	33% of Line B		$___________

D.	Amount of Capital Expenditures permitted to be made during such fiscal year		$___________

Maximum permitted:

	Period	Amount
	Closing Date through December 31, 2017	$16,800,000

	Fiscal Year ending December 31, 2018 and Fiscal Year ending December 31, 2019	$25,200,000

	Fiscal Year ending December 31, 2020 and each Fiscal Year thereafter	$[___][1]

E.	Lines A plus Line C		$___________

F.	In Compliance? (Line D equals or exceeds Line E)		yes/no

II.    Section 7(a)(i)    Fixed Charge Coverage Ratio1

A.	EBITDA for such fiscal period:

	1.	Borrower’s consolidated net earnings (or loss)	$___________

	2.	Extraordinary gains (including gains from disposition	$___________

1 TBD.
2 For purposes of determining the components of the Fixed Charge Coverage Ratio for the fiscal quarter ending (a) June 30, 2021, all such components of the Fixed Charge Coverage Ratio shall be the amount of such components for such fiscal quarter multiplied by four, (b) September 30, 2021, all such components of the Fixed Charge Coverage Ratio shall be the amount of such components for such fiscal quarter multiplied by four, (c) December 31, 2021, all such components of the Fixed Charge Coverage Ratio shall be the amount of such components for the two fiscal quarters then ended multiplied by two, and (d) March 31, 2022, all such components of the Fixed Charge Coverage Ratio shall be the amount of such components for the three fiscal quarters then ended multiplied by 4/3.

of assets)

3.	Interest income	$___________

4.	Gains in connection with any Hedge Agreement	$___________

5.	Non-cash gains	$___________

6.	Sum of Lines A2 through A5, inclusive	$___________

7.	Non-cash extraordinary losses	$___________

8.	Interest Expense	$___________

9.	Income taxes	$___________

10.	Depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP	$___________

11.	Any non-cash impairment charge or asset write-off or write-down related to intangible assets, long-lived assets and other assets, and investment in debt and equity securities pursuant to GAAP	$___________

12.	Non-cash stock-based awards, non-cash compensation expense, including non-cash charges arising from stock options, restricted stock or other equity incentive programs	$___________

13.
Other non-cash charges, including purchase accounting adjustments in accordance with GAAP and any non-cash loss or expense resulting from bonus payments made to repay non-cash loans made to officers, directors or employees
$___________

14.	Non-cash losses in connection with any Hedge Agreement	$___________

15.	All fees, costs and expenses incurred in connection with any amendment to any Loan Document	$___________

16.	All fees, costs and expenses incurred in connection with any amendment to any Second Lien Loan Document	$___________

17.
All reasonable fees, costs and expenses incurred in connection with any Permitted Acquisition or any acquisition consented to by the Required Lenders in an aggregate amount not to exceed $750,000 per acquisition, whether or not consummated, in the applicable period
$___________

18.	Any fees, expenses, commissions, costs or other charges incurred prior to one hundred and eighty (180) days following the Closing Date and related to the Bankruptcy Cases, the Approved Plan and the	$___________

transactions contemplated by the Bankruptcy Cases and the Approved Plan

19.
Any fees, expenses, commissions, costs or other charges incurred in connection with the Bankruptcy Cases with respect to (A) the Borrower’s engagement of the Financial Advisor, and (B)(1) the Hargreaves Appeal or (2) any other appeals of the Order, in an aggregate amount in the case of (1) and (2) not to exceed $750,000
$___________

	20.	Non-recurring non-cash charges, expenses and losses (including losses from disposition of assets)	$___________

	21.	All expenses and charges to the extent fully reimbursed in cash by a third party	$___________

	22.	Sum of Lines A7 through A21, inclusive	$___________

	23.	EBITDA (Line A1 minus Line A6 plus Line A22)	$___________

B.	Capital Expenditures (other than Capital Expenditures financed with Indebtedness (other than Revolving Loans)) made or incurred during such period		$___________

C.	Fixed Charges for such period:

	1.	Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period	$___________

	2.	Principal payments in respect of Indebtedness that are required to be paid during such period	$___________

	3.	All federal, state, and local income taxes accrued during such period	$___________

	4.	All Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period	$___________

	5.	Fixed Charges (Sum of Lines C1 through C4, inclusive)	$___________

D.		Line A23 minus Line B	$___________

E.		Ratio of Line D to Line C5	_____:1.00

Maximum permitted:

	Period	Ratio
	Closing Date through December 31, 2017	-1.40:1.00
	Fiscal Quarter ended March 31, 2018	-0.45:1.00
	Fiscal Quarter ended June 30, 2018	0.15:1.00
	Fiscal Quarter ended September 30, 2018	1.05:1.00
	Fiscal Quarter ended December 31, 2018	1.15:1.00
	Fiscal Quarter ended March 31, 2019	1.20:1.00

through and including March 31, 2020
	Fiscal Quarter ended June 30, 2021	0.70:1.00
	Fiscal Quarter ended September 30, 2021 and each Fiscal Quarter thereafter	1.00:1.00

F.		In Compliance?	yes/no

III.		Section 7(a)(ii) Minimum Liquidity

A.	Availability

	1.	Aggregate Revolver Commitments	$___________

	2.	Borrowing Base, based upon the most recent Borrowing Base Certificate delivered by Borrower to First Lien Agent	$___________

	3.	Letter of Credit Usage	$___________

	4.	Line A2 minus Line A3	$___________

	5.	Availability (lesser of Line A1 and Line A4)	$___________

B.	Excess Availability

	1.	Availability (from Line A5 above)	$___________

2.
Aggregate amount of all trade payables of Borrower and its Subsidiaries aged in excess of 30 days with respect thereto and all book overdrafts of Borrower and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion
$___________

	3.	Excess Availability (Line B1 minus Line B2)	$___________

C.	Unrestricted Cash		$___________

D.	Liquidity

	1.	Excess Availability (from Line B3 above)	$___________

	2.	Unrestricted Cash (from Line C above)	$___________

	3.	Liquidity (Line D1 plus Line D2)	$___________

Minimum required:

	Period		Amount
	Third Amendment Effective Date through and including July 31, 2020		$8,000,000
	August 1, 2020 through and including August 31, 2020		$5,500,000

	September 1, 2020 through and including November 30, 2020	$5,000,000
	On and following December 1, 2020	$4,000,000

E.	In Compliance?	yes/no

SCHEDULE 5
Term Loan Limit

Calculations as of _____________, _______

A.	Term Loan Limit

	1.	Per definition of “Term Loan Limit”	$25,000,000

	2.	Revised Orderly Liquidation Value in Place	$___________

	3.	Net Orderly Liquidation Value of the Eligible Term Loan Collateral	$___________

	4.	Reserves	$___________

	5.	Line A2 plus Line A3 minus Line A4	$___________

	6.	25% of Line A5	$___________

	7.	Term Loan Limit (lesser of Line A1 and Line A6)	$___________

	8.	Outstanding principal amount of the Term Loan on such date	$___________

	9.	Mandatory prepayment required, if any (excess of Line A8 over Line A7)	$___________

ANNEX C
Schedule 5.1
Collateral Reporting
[see attached]

Schedule 5.1
Deliver to Agent (and if so requested by Agent, with copies to each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days after the end of each month during each of Borrower's fiscal years,
(a)    an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder's equity covering Borrower's and its Subsidiaries' operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management to the extent prepared by Borrower (and, to the extent not so prepared by Borrower, an e-mail summary with performance highlights and other detail reasonably requested by Agent),
(b)    a Compliance Certificate; and
(c)    copies of the Borrower’s most recent depository bank statements in scope reasonably satisfactory to Agent.

as soon as available, but in any event within 120 days after the end of each of Borrower's fiscal years,
(d)    consolidated financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) qualification or exception as to the scope of such audit or (B) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder's equity, and, if prepared, such accountants' letter to management); provided that such audited annual consolidated financial statements for the fiscal year ending December 31, 2017 shall only cover the portion of such year commencing with the Closing Date and ending December 31, 2017. If Borrower’s independent certified public accountant has prepared footnotes to accompany any such financial statements, Borrower shall deliver such footnotes to Agent contemporaneously with Borrower’s delivery of the associated financial statements to Agent,
(e)    a Compliance Certificate, and
(f)    a detailed calculation demonstrating whether or not each Subsidiary that has been excluded as a Loan Party by virtue of being an Immaterial Subsidiary remains an Immaterial Subsidiary.

as soon as available, but in any event within 60 days after the end of each of Borrower's fiscal years,
(g)    copies of Borrower's Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming fiscal year, month by month, certified by a responsible officer of Borrower as being such officer's good faith estimate of the financial performance of Borrower during the period covered thereby.

if and when filed by Borrower, provided, however, that Borrower shall be deemed to have furnished the information required if it shall have timely filed such information for public availability with the SEC and/or on its internet home page,

(h)    Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,
(i)    any other filings made by Borrower with the SEC, and
(j)    any other information that is provided by Borrower to its shareholders generally.

promptly, but in any event within 2 days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(k) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.
promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Borrower or any of its Subsidiaries,
(l)    notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

promptly, but in any event within three (3) Business Days, after entering into a change, modification, amendment, revision, waiver or consent to the Second Lien Loan Documents,	(m) written notice (together with copies of all executed instruments relating thereto) of any such change, modification, amendment, revision, waiver or consent to the Second Lien Loan Documents.
promptly, but in any event within three (3) Business Days, after the furnishing thereof pursuant to the Second Lien Loan Documents or the documents relating to such Subordinated Indebtedness,
(n)    copies of any statement or report furnished to Second Lien Agent, any Second Lien Lender or any holder of Subordinated Indebtedness, in Second Lien Agent’s, such Second Lien Lender’s or such holder’s capacity as creditor to such Person, pursuant to the terms of the Second Lien Loan Documents or the documentation relating to such Subordinated Indebtedness and not otherwise required to be furnished to the Lenders pursuant to this Schedule 5.1.

weekly, but in any event no later than Tuesday of every week,
(o)    a schedule setting forth the aggregate amount of PPP Loans received by PPP Borrower, in form and substance reasonably satisfactory to Agent, through the end of the prior week and a detailed description of how the proceeds thereof have been applied by PPP Borrower and its Subsidiaries through the end of the prior week, in sufficient detail to identify the recipients of the disbursements of such proceeds; and
(p)    a report of the aggregate amount of the Loan Parties’ Unrestricted Cash as at the end of the prior week, in form and scope satisfactory to Agent.

promptly, but in any event within three (3) Business Days, after submission or receipt,	(q) copies of all documents or correspondence submitted or received by PPP Borrower or its Subsidiaries to request and justify forgiveness of any Indebtedness related to the CARES Act.
promptly, but in any event within three (3) Business Days, after receipt,	(r) copies of any notices, documents or correspondence received by or submitted to PPP Lender or the SBA with respect to the PPP Loans.
upon the request of Agent,	(s) any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries.

Documents required to be delivered pursuant to this Schedule 5.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower's website on the Internet at www.nuverra.com and notifies Agent that such documents are available; or (ii) on which such documents are posted on Borrower's behalf on an Internet or intranet website, if any, to which each Lender and Agents have access (whether a commercial, third-party website or whether sponsored by Agent) and Agent receives notification from Borrower that such documents are available; provided, that Borrower shall deliver paper copies of such documents to Agent or any Lender upon its request to Borrower to deliver such paper copies. Notwithstanding anything contained in this paragraph to the contrary, in every instance Borrower shall be required to provide copies of the Compliance Certificates electronically or otherwise in a manner reasonably satisfactory to Agent. Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Compliance with the requirements set forth in this Schedule 5.1 does not relieve Borrower of the other reporting requirements set forth in the Agreement, including but not limited to Section 5.2.